Exhibit 2.1

EXECUTION VERSION

CONTRIBUTION AGREEMENT

BY AND AMONG

MID-ATLANTIC CONVENIENCE STORES, LLC,

AS THE COMPANY,

ETC M-A ACQUISITION LLC,

AS SELLER,

SUSSER PETROLEUM PARTNERS LP,

AS BUYER,

AND SOLELY WITH RESPECT TO SECTION 10.19 AND THE OTHER PROVISIONS RELATED THERETO,

ENERGY TRANSFER PARTNERS, L.P.,

AS SELLER GUARANTOR

DATED AS OF SEPTEMBER 25, 2014

i

ii

SCHEDULES

1.1(a)	—	Material Real Property Leases
1.1(b)	—	Permitted Liens
2.4	—	Working Capital Adjustment
3.2	—	Capitalization of the Group Companies
3.4	—	Company Financial Statements
3.4(e)	—	Group Company Undisclosed Liabilities
3.5	—	Group Company Consents and Approvals; No Violations
3.6(a)	—	List of Company Material Contracts
3.6(b)	—	Company Material Contracts Disclosures
3.7	—	Group Company Absence of Changes
3.7(c)	—	Projects in Progress
3.8	—	Group Company Litigation
3.9	—	Group Company Compliance with Applicable Law
3.10	—	Environmental Matters
3.11	—	Group Company Tax Matters
3.11(m)	—	Allocation of Fair Market Value - Southside Oil
3.14	—	Group Company Transactions with Affiliates
4.3	—	Seller Consents and Approvals; No Violations
5.6	—	Buyer Absence of Changes
5.7	—	Buyer Litigation
6.4	—	Efforts to Consummate
6.7	—	Release of Seller Guarantees
7.2(e)	—	Transfer of Real Property

EXHIBITS

A	—	Wholesale Supply Agreement

iii

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”), dated as of September 25, 2014, is made by and among Mid-Atlantic Convenience Stores, LLC, a Delaware limited liability company (the “Company”), ETC M-A Acquisition LLC, a Delaware limited liability company (“Seller”), Susser Petroleum Partners LP, a Delaware limited partnership (“Buyer”), and solely with respect to Section 10.19 and the other provisions related thereto, Energy Transfer Partners, L.P., a Delaware limited partnership (“Seller Guarantor”).  The Company, Seller, Buyer and Seller Guarantor shall be referred to herein from time to time collectively as the “Parties”.  Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, Seller is the sole member of the Company and owns beneficially and of record all of the issued and outstanding membership interests of the Company (referred to herein as the “Membership Interests”); and

WHEREAS, the Parties desire that, subject to the terms and conditions hereof, Buyer will purchase from Seller, and Seller will sell to Buyer, all of the Membership Interests.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

Section 1.1                                    Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below.

“2010 UPA” means that certain Unit Purchase Agreement, dated as of June 23, 2010, as amended on March 27, 2012, December 21, 2012 and March 13, 2014, by and among MACS Holdings, LLC, Catterton Aggregating, LLC, Uphoff Holdco, LLC, Uppy’s Holdco, Inc., Steven M. Uphoff, Linda G. Uphoff, each of the Uphoff Real Estate Holders, and as amended, Seller (as defined therein).

“Adjustment Statement” has the meaning set forth in Section 2.5(a).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Alternative Arrangements” has the meaning set forth in Section 9.4(i).

“Ancillary Documents” has the meaning set forth in Section 3.3.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City and Dallas, Texas are open for the general transaction of business.

“Buyer” has the meaning set forth in the introductory paragraph to this Agreement.

“Buyer Certificate” has the meaning set forth in Section 7.3(e)(i).

“Buyer Common Units” means common units representing limited partner interests in Buyer.

“Buyer Fundamental Representations” has the meaning set forth in Section 9.4(c).

“Buyer Group” means, collectively, Buyer and each of its Subsidiaries.

“Buyer Indemnitees” has the meaning set forth in Section 9.2.

“Buyer Material Adverse Effect” means any event, occurrence, fact, condition or change that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the (a) financial condition, business, properties or results of operations of the Buyer Group, taken as a whole, or (b) the ability of the Buyer to consummate the transactions contemplated hereby; provided, however, that any adverse change, event, occurrence, fact, condition or effect arising from or related to (i) conditions affecting the United States economy generally, (ii) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, (v) any changes in the cost of products, supplies and materials purchased from third party suppliers (including any changes in fuel or commodity prices), (vi) any failure, in and of itself, by any Buyer Group to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (provided that the underlying causes of any failure to meet such internal or published projections, forecasts or revenue or earnings predictions, to the extent not otherwise excluded from the definition of “Buyer Material Adverse Effect”, shall not be disregarded and may be considered in determining whether a “Buyer Material Adverse Effect” has occurred), (vii) changes in any Laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity, (viii) any change that is generally applicable to the industries or markets in which the Buyer Group operate unless such change disproportionately affects (relative to other participants in the industry) the Buyer Group taken as a whole, (ix) the public announcement of the transactions contemplated by this Agreement or (x) the taking of any action required by this Agreement and the other agreements contemplated hereby, shall not be taken into account in determining whether a “Buyer Material Adverse Effect” has occurred or would reasonably be expected to occur.

“Buyer Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Buyer.

“Buyer SEC Documents” has the meaning set forth in Section 5.5(a).

“Cash Consideration” has the meaning set forth in Section 2.3(b).

“Chancery Court” has the meaning set forth in Section 10.15.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Net Working Capital” has the meaning set forth in Section 2.5(a).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and administrative guidance promulgated thereunder.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Benefit Plan” means an Employee Benefit Plan that is sponsored, maintained, contributed to or required to be contributed to by any Group Company or with respect to which any Group Company has or could have any liability.

“Company Certificate” has the meaning set forth in Section 7.2(h)(i).

“Company Financial Statements” has the meaning set forth in Section 3.4.

“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the (a) financial condition, business, properties or results of operations of the Group Companies, taken as a whole, or (b) the ability of the Seller or the Company to consummate the transactions contemplated hereby; provided, however, that any adverse change, event, occurrence, fact, condition or effect arising from or related to (i) conditions affecting the United States economy generally, (ii) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, (v) any changes in the cost of products, supplies and materials purchased from third party suppliers (including any changes in fuel or commodity prices), (vi) any failure, in and of itself, by any Group Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (provided that the underlying causes of any failure to meet such internal or published projections, forecasts or revenue or earnings predictions, to the extent not otherwise excluded from the definition of “Company Material Adverse Effect”, shall not be disregarded and may be considered in determining whether a “Company Material Adverse Effect” has occurred), (vii) changes in any Laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity, (viii) any change that is generally applicable to the industries or markets in which the Group Companies operate unless such change disproportionately affects (relative to other participants in the industry) the Group Companies taken as a whole, (ix) the public announcement of the transactions contemplated by this Agreement (including by reason of the identity of Buyer or any public communication by Buyer or any of its Affiliates regarding its plans or intentions with respect to the business of any Group Company, and including the impact thereof on relationships with customers, suppliers, distributors, partners, dealers or employees of the Group Companies) or (x) the taking of any action required by this Agreement and the other agreements contemplated hereby, shall not be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur.

“Company Material Contracts” has the meaning set forth in Section 3.6(a).

“Contracts” means all contracts, leases, deeds, licenses, notes, commitments, undertakings, indentures, and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Controlled Group Liabilities” means any and all liabilities and obligations of a Person arising under ERISA, the Code or corresponding or similar provisions of any foreign Laws of a character that if unpaid or unperformed could result in the imposition of a Lien or encumbrance against the assets, or a liability or obligation, of another Person, including (a) under Title IV of ERISA, (b) under Sections 206(g), 302 or 303 of ERISA, (c) under Sections 412, 430, 431, 436 or 4971 of the Code, (d) as a result of the failure to comply with the continuation of coverage requirements of COBRA or (e) under corresponding or similar provisions of any foreign Laws.

“Cut-Off Date” has the meaning set forth in Section 9.1.

“Dealer” means a Person who operates one or more facilities of a Group Company as a gasoline fueling and service station and/or convenience store with gasoline fueling operations.

“Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“Direct Claim” has the meaning set forth in Section 9.5(c).

“Employee Benefit Plan” means each (i) “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (including employee benefit plans, such as foreign plans or plans for directors, which are not subject to the provisions of ERISA) or (ii) personnel policy, equity option plan, equity appreciation rights plan, restricted equity plan, phantom equity plan, or other equity-based compensation arrangement, simple retirement account plan or arrangement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, retention plan or agreement, change in control plan or agreement, consulting agreement, employment agreement, or any other employee or service provider compensation or benefit plan, program, practice, agreement or understanding that is not described in clause (i).

“Drag-Along Period” has the meaning set forth in Section 6.10.

“Drag-Along Price” has the meaning set forth in Section 4.8.

“Drag-Along Purchaser” has the meaning set forth in Section 4.8.

“Drag-Along Rights” has the meaning set forth in Section 4.8.

“Environmental Laws” means all federal, state and local Laws concerning pollution or protection of the environment, as such of the foregoing are promulgated and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and administrative guidance promulgated thereunder.

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.4.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Purchase Agreements” means that certain (i) Membership Interest Purchase Agreement dated as of August 13, 2013 by and among the Company, MACS Holdings, LLC, a Delaware limited liability company, and Seller and (ii) Agreement of Sale dated as of February 12, 2014 by and between Tiger Management Group, LLC, a Tennessee limited liability company, and Southside Oil, LLC, a Virginia limited liability company, as each of the foregoing may be amended from time to time.

“Final Adjustment Statement” has the meaning set forth in Section 2.5(c).

“Final Closing Net Working Capital” has the meaning set forth in Section 2.5(c).

“Final Reconciliation Disputes” has the meaning set forth in Section 2.5(c).

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.  For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means any (i) federal, state, local, municipal, foreign or other government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or Taxing Authority or power of any nature, including any arbitral tribunal.

“Group Companies” means, collectively, the Company, MACS Retail and Southside Oil.

“Group Company Assets” means the assets of the Group Companies as of the Closing Date.

“Guaranteed Obligations” has the meaning set forth in Section 10.19(a).

“Hazardous Substances” means (A) those substances, materials or wastes defined as “toxic”, “hazardous”, “acutely hazardous”, “pollutants”, “contaminants”, or otherwise regulated under Environmental Laws due to their dangerous or deleterious properties and characteristics; (B) petroleum and petroleum products, including crude oil and any fractions thereof; and (C) polychlorinated biphenyls, asbestos (and asbestos containing materials).

“Indemnification Period” has the meaning set forth in Section 6.10.

“Indemnified Party” has the meaning set forth in Section 9.5.

“Indemnifying Party” has the meaning set forth in Section 9.5.

“Independent Auditor” means a nationally recognized independent auditor that is not the independent auditor for any Party or its respective Affiliates.

“Initial Reconciliation Disputes” has the meaning set forth in Section 2.5(b).

“Latest Buyer Balance Sheet” means the consolidated balance sheet of Buyer included in the most recently filed Form 10-Q included among the Buyer SEC Documents.

“Latest Company Balance Sheet” has the meaning set forth in Section 3.4(c).

“Law” means all Laws, statutes, ordinances, codes, regulations, rules and similar mandates of any Governmental Entity, including all applicable Orders.

“Leased Real Property” means all real property of which any Group Company is a tenant pursuant to a Material Real Property Lease.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien (statutory or otherwise), priority, charge, right of first refusal, deed of trust, option, proxy, voting trust, encroachment, easement, right-of-way, license to a third party, lease to a third party, or other right of others or restriction on transfer, or any agreement to give any of the foregoing.

“Losses” means losses, damages, liabilities, judgments, interest, awards, penalties, fines, costs or expenses, including reasonable attorneys’ fees; provided, however, that, except as provided below, “Losses” shall in no event include any consequential damages or punitive, special, exemplary or indirect damages; provided, further, that any consequential damages or punitive, special, exemplary or indirect damages shall be deemed to be “Losses” solely to the extent such damages were actually awarded pursuant to a Third Party Claim.

“MACS Retail” means MACS Retail LLC, a Virginia limited liability company.

“Material Company Permits” has the meaning set forth in Section 3.9.

“Material Real Property Lease” means each lease listed on Schedule 1.1(a).

“Membership Interests” has the meaning set forth in the recitals to this Agreement.

“Net Working Capital” means an amount equal to (a) the total current assets of the Group Companies, on a consolidated basis, minus (b) total current liabilities of the Group Companies, on a consolidated basis, all as determined in accordance with GAAP as applied consistently with the Group Companies’ past practices (including their preparation of the Company Financial Statements) and in each case calculated after settlement and exclusion of any intercompany items between any of the Group Companies; provided that “current assets” shall not include any deferred Tax assets or any current assets attributable to any Person classified as a variable interest entity as to the Group Companies under GAAP, and “current liabilities” shall not include any deferred Tax liabilities, any current liabilities attributable to any Person classified as a variable interest entity as to the Group Companies under GAAP or any liabilities recorded under GAAP that are attributable to any capital lease or operating lease.

“Order” means any judgment, order, decision, writ, injunction, ruling, award or decree of, or any settlement under the jurisdiction of, any Governmental Entity.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any Group Company used in the Group Companies’ business.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Per Claim Deductible” has the meaning set forth in Section 9.4(b).

“Per Diem Taxes” means the real, personal and intangible property Taxes and any other Taxes of the Group Companies for any Pre-Closing Tax Period that are levied on a per diem basis.

“Permitted Liens” means (i) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith, (ii) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith and for which adequate reserves have been provided in accordance with GAAP, (iii) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not materially interfere with the Group Companies’ present uses or occupancy of such real property, (iv) Liens granted to any lender at the Closing in connection with any financing by Buyer of the transactions contemplated hereby, (v) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the businesses of the Group Companies or any violation of which would not have had or reasonably be expected to have a Company Material Adverse Effect, (vi) matters that would be disclosed by an accurate survey or inspection of the real property, (vii) Liens described on Schedule 1.1(b) and (viii) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license or lease agreement or in the property being leased or licensed, which has been disclosed to Buyer.  Notwithstanding the foregoing, no Lien or encumbrance arising under or with respect to an Employee Benefit Plan shall be a Permitted Lien.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, Governmental Entity, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on but excluding the Closing Date.  For purposes of this Agreement, in the case of any taxable year or period of the Group Companies which includes the Closing Date (but does not end on that day), (i) Per Diem Taxes allocable to the Pre-Closing Tax Period shall be equal to the amount of such Per Diem Taxes for the entire taxable year or period multiplied by a fraction, the numerator of which is the number of days during the taxable year or period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire taxable year or period, and (ii) Taxes (other than Per Diem Taxes) of the Group Companies for the Pre-Closing Tax Period shall be computed as if such taxable year or period (and the taxable year or period of any entity taxable as a partnership in which the Group Company owns a direct or indirect interest) ended as of the open of business on the Closing Date.

“Pre-Closing Tax Refund” means (i) any refund of Taxes for a taxable period ending on or before the Closing Date received by any Group Company after the Closing Date and (ii) the amount of any refund of Taxes that would have been received by any Group Company had any taxable period that includes but does not end on the Closing Date ended on the Closing Date.

“Proceeding” means any action, suit, claim, hearing, proceeding, arbitration, investigation, audit, inquiry, or mediation by or before any Governmental Entity or other Person.

“PropCo” means Susser Petroleum Property Company LLC, a Delaware limited liability company.

“Purchase Price” means the Unit Consideration and the Cash Consideration.

“Real Property” means Owned Real Property and Leased Real Property.

“Resolution Period” has the meaning set forth in Section 2.5(c).

“Schedules” has the meaning set forth in Section 6.8(b).

“SEC” has the meaning set forth in Section 5.5(a).

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the introductory paragraph to this Agreement.

“Seller Fundamental Representations” has the meaning set forth in Section 9.4(a).

“Seller Guarantees” has the meaning set forth in Section 6.7.

“Seller Guarantor” has the meaning set forth in the introductory paragraph to this Agreement.

“Seller Indemnitees” has the meaning set forth in Section 9.3.

“Seller Taxes” means, without duplication, (a) all Taxes due and owing, by or with respect to, and all Taxes imposed on or incurred by or with respect to, any of the Group Companies or their assets or operations for any Pre-Closing Tax Period (determined in accordance with the definition of Pre-Closing Tax Period); (b) all Taxes of any affiliated, combined, consolidated, unitary or similar group of which a Group Company (or any predecessor of such Group Company) is or was a member on or prior to the Closing Date by reason of Treasury Regulation Section 1.1502-6(a) or any analogous or similar foreign, state or local Law; (c) Taxes of any other Person for which any Group Company is or has been liable as a transferee or successor, by Contract or otherwise, by reason of a transaction or a relationship occurring or existing prior to the Closing; (d) any Transfer Taxes that Seller is obligated to pay as set forth in Section 6.2(f); and (e) Transfer Taxes paid by any Group Company with respect to transfers or assignments of (i) Real Property set forth on Schedule 7.2(e) from Southside Oil to MACS Retail and (ii) leases set forth on Schedule 6.4 from Southside Oil to MACS Retail that occur on or after the Closing Date; provided, however, that, in each of the foregoing cases, no such Tax will constitute a Seller Tax to the extent such Tax was included as a current liability in the determination of Final Closing Net Working Capital pursuant to Section 2.5.

“Southside Oil” means Southside Oil, LLC, Virginia limited liability company.

“SPOC” means Susser Petroleum Operating Company LLC, a Delaware limited liability company.

“Straddle Periods” has the meaning set forth in Section 6.2(b).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation).  The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental (under Section 59A of the Code), customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever and any interest, penalties or additions to tax in respect of the foregoing (whether disputed or not).

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax and the agency (if any) charged with the collection or administration of such Tax for such entity.

“Tax Proceeding” has the meaning set forth in Section 6.2(d).

“Tax Return” has the meaning set forth in Section 3.11(a).

“Termination Date” has the meaning set forth in Section 8.1(d).

“Third Party Claim” has the meaning set forth in Section 9.5(a).

“Transfer Taxes” has the meaning set forth in Section 6.2(f).

“Unit Consideration” has the meaning set forth in Section 2.3(b).

“Update” has the meaning set forth in Section 6.8(b).

ARTICLE 2
CONTRIBUTION

Section 2.1                                    Contribution of the Membership Interests.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase from Seller, and Seller shall sell to Buyer, the Membership Interests, free and clear of all Liens (other than restrictions on transfer imposed by applicable federal, state and other securities Laws), in exchange for the Purchase Price.

(b)                                 Immediately thereafter, the following transactions shall occur:

(i)                                     The Company shall convey, on behalf of Buyer, 100% of the membership interests in MACS Retail to PropCo; and

(ii)                                  Buyer shall convey 100% of the membership interests in the Company to SPOC.

Section 2.2                                    Closing of the Transactions Contemplated by this Agreement.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., Houston time, on the third (3rd) Business Day after satisfaction (or waiver) of the conditions set forth in Article 7 (other than those conditions to be satisfied by the delivery of documents or taking of any other action at the Closing by any Party, but subject to the satisfaction thereof) (the “Closing Date”) at the offices of Vinson & Elkins, L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas 77002, unless another time, date or place is agreed to in writing by Buyer and Seller; provided, however, that the Closing shall not occur prior to October 1, 2014 without Buyer’s prior written consent.

Section 2.3                                    Deliveries at the Closing.

(a)                                 Deliveries by Seller.  At the Closing, (i) Seller shall contribute to Buyer the Membership Interests by executing and delivering an instrument of assignment thereof in a form reasonably acceptable to Buyer, and (ii) Seller shall deliver its executed written consent to the admission of Buyer as a successor member of the Company.

(b)                                 Deliveries by Buyer.  At the Closing, the consideration to be delivered by Buyer to Seller in exchange for the contribution of the Membership Interests shall consist of (i) the issuance by Buyer of 3,983,540 Buyer Common Units (the “Unit Consideration”) to Seller free and clear of all Liens (other than restrictions on transfer imposed by applicable federal, state and other securities Laws) and (ii) the wire transfer by Buyer of $556,000,000 to Seller (the “Cash Consideration”), as adjusted pursuant to Section 2.4, in immediately available funds to an account specified by Seller no later than one (1) Business Day prior to the Closing Date.

(c)                                  Other Deliveries.  At the Closing, the closing certificates and other documents required to be delivered pursuant to Article 7 with respect to the Closing will be exchanged.

Section 2.4                                    Closing Payment Estimates.  At least two (2) Business Days prior to the Closing Date, Seller shall prepare and deliver or cause to be prepared and delivered to Buyer a statement containing the Seller’s good faith calculation of the Net Working Capital as of the Closing Date for the Group Companies, based on the Company Financial Statements and consistent with the methodology for each of the Group Companies set forth on Schedule 2.4, (collectively, the “Estimated Closing Net Working Capital”).  Seller’s calculation of the Estimated Closing Net Working Capital shall be determined in accordance with GAAP applied using the accounting principles, practices and methods that were used in the preparation of the Company Financial Statements and consistent with the methodology for the Group Companies set forth on Schedule 2.4.  If the Estimated Closing Net Working Capital exceeds the Net Working Capital as of the date of the Latest Company Balance Sheet, the Cash Consideration shall be increased by the amount of such excess.  If the Estimated Closing Net Working Capital is less than the Net Working Capital as of the date of the Latest Company Balance Sheet, then the Cash Consideration shall be decreased by the amount of such deficit.

Section 2.5                                    Post-Closing Payment Reconciliation.

(a)                                 Prior to or on the date that is ninety (90) days after the Closing Date, Buyer shall prepare and deliver or cause to be prepared and delivered to Seller a statement (the “Adjustment Statement”) that shall set forth Buyer’s good faith calculation of the Net Working Capital as of the Closing Date for the Group Companies, based on the Company Financial Statements and consistent with the methodology for the Group Companies set forth on Schedule 2.4, (collectively, the “Closing Net Working Capital”).  Buyer’s calculation of the Closing Net Working Capital shall be determined in accordance with GAAP applied using the accounting principles, practices and methods that were used in the preparation of the Company Financial Statements and consistent with the methodology for the Group Companies set forth on Schedule 2.4.

(b)                                 After receipt of the Adjustment Statement, Seller shall have thirty (30) days to review the factual basis, mathematical calculations and accounting methods used therein.  On or prior to the thirtieth (30th) day after receipt of the Adjustment Statement, Seller shall deliver written notice to Buyer specifying any disputed items (the “Initial Reconciliation Disputes”) and the basis therefor and amount thereof.  If Seller fails to notify Buyer of any Initial Reconciliation Disputes on or prior to the thirtieth (30th) day after receipt of the Adjustment Statement, then all calculations and valuations of the Closing Net Working Capital set forth on the Adjustment Statement shall be deemed accepted by Seller and shall be final, binding, conclusive and nonappealable for all purposes of this Agreement.

(c)                                  If Seller notifies Buyer of any Initial Reconciliation Disputes in accordance with Section 2.5(b), then Buyer and Seller shall, over the fifteen (15) days following the date of such notice (the “Resolution Period”), attempt in good faith to resolve the Initial Reconciliation Disputes, and any written resolution by them as to any disputed item shall be final, binding, conclusive and nonappealable for all purposes of this Agreement.  If, at the conclusion of the Resolution Period, Buyer and Seller have not reached an agreement on the disputed items, then all Initial Reconciliation Disputes then remaining in dispute (the “Final Reconciliation Disputes”) shall be submitted by Seller and Buyer to an Independent Auditor upon which Buyer and Seller shall reasonably agree prior to expiration of the Resolution Period.  All fees and expenses relating to the work, if any, to be performed by such Independent Auditor pursuant to this Section 2.5 shall be borne by Seller, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount not ultimately awarded to such Party by such Independent Auditor bears to the amount actually contested by such Party in the Final Reconciliation Disputes.  Except as provided in the preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any Final Reconciliation Disputes hereunder before such Independent Auditor shall be borne by the Party incurring such cost and expense.  With respect to each disputed line item of the Closing Net Working Capital, such Independent Auditor’s final determination, if not in accordance with the position of either Seller, on the one hand, or Buyer, on the other hand, will not be in excess of the higher, nor less than the lower, of the amounts advocated by Buyer in its calculation of the Closing Net Working Capital or the corresponding amounts claimed by Seller in the initial notice of any Initial Reconciliation

Disputes delivered by Seller pursuant to Section 2.5(b).  For the avoidance of doubt, the Independent Auditor shall not review any line item or make any determination with respect to any matter other than the Final Reconciliation Disputes.  The Parties shall instruct the Independent Auditor to render its reasoned written decision, acting as an expert and not as an arbitrator, as soon as practicable but in no event later than sixty (60) days after its engagement (which engagement shall be made no later than ten (10) Business Days after the end of the Resolution Period).  Such decision shall be determined in accordance with GAAP applied using the accounting principles, practices and methods that were used in the preparation of the Company Financial Statements and consistent with the methodology for the Group Companies set forth on Schedule 2.4, shall be set forth in a written statement delivered to Seller and Buyer and shall be final, binding, conclusive and nonappealable for all purposes hereunder.  Notwithstanding anything else contained herein, no Party may assert that any award issued by the Independent Auditor is unenforceable because it has not been timely rendered.  The term “Final Adjustment Statement” shall mean the definitive Adjustment Statement setting forth the final determination of the Closing Net Working Capital (the “Final Closing Net Working Capital”) and resulting from (i) agreement by Seller and Buyer during the Resolution Period or otherwise, (ii) a deemed acceptance pursuant to Section 2.5(b) or (iii) the determination by an Independent Auditor in accordance with this Section 2.5(c).

(d)                                 If the Final Closing Net Working Capital is greater than the Estimated Closing Net Working Capital, then Buyer shall pay to Seller an amount equal to such excess in the manner set forth in Section 2.5(f).  Conversely, if the Final Closing Net Working Capital is less than the Estimated Closing Net Working Capital, then Seller shall pay to Buyer an amount equal to such difference in the manner set forth in Section 2.5(f).

(e)                                  For purposes of calculating Closing Net Working Capital and without limiting the provisions of Section 2.5(a) and the generality of Section 6.3, during the period of any dispute contemplated in this Section 2.5, Buyer shall, and shall cause its Affiliates to, provide Seller with reasonable access to the relevant books and records, facilities and employees, and their accountants’ work papers, schedules and other supporting data during normal business hours as may be reasonably requested by Seller.

(f)                                   Any payment required pursuant to Section 2.5(d) shall be made by wire transfer of immediately available funds, in Dollars, to the account or accounts designated by Seller or Buyer, as the case may be, within five (5) Business Days after the Final Adjustment Statement is determined by (i) agreement by Seller and Buyer during the Resolution Period or otherwise, (ii) a deemed acceptance pursuant to Section 2.5(b) or (iii) the determination by an Independent Auditor in accordance with Section 2.5(c).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES REGARDING THE GROUP COMPANIES

Seller represents and warrants to Buyer as follows:

Section 3.1                                    Organization and Qualification; Subsidiaries.

(a)                                 Each Group Company is a limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation.  Each Group Company has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its businesses as presently, and as it has been since December 31, 2013, conducted.  The Company has made available to Buyer copies of each of the Group Companies’ respective Governing Documents in effect as of the date of this Agreement.

(b)                                 Each Group Company is duly qualified or licensed to transact business and is in good standing in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.2                                    Capitalization of the Group Companies.

(a)                                 The Membership Interests comprise all of the Company’s limited liability company interests that are issued and outstanding, the Membership Interests have been duly authorized, validly issued, fully paid (to the extent required by the Governing Documents of the Company) and nonassessable (except as such nonassessability may be affected by matters described in Sections 18-607 and 18-804 of the Delaware LLC Act) and free of preemptive rights, and no holder of Membership Interests has any obligation to make capital contributions to the Company by virtue of its ownership of such Membership Interests.  There are no outstanding (i) other equity securities of the Company, (ii) securities of the Company convertible into or exchangeable for, at any time, equity securities of the Company, (iii) Contracts defining the rights of security holders of the Company or any Contract relating to the voting of any shares of capital stock, membership interests or other ownership interests of the Company, other than pursuant to its Governing Documents; or (iv) options, subscriptions, warrants, conversion rights or Contracts of any kind outstanding or other rights to acquire from the Company or obligations of the Company to issue, any equity securities or securities convertible into or exchangeable for equity securities of the Company.  At the Closing, Seller will deliver to Buyer the issued and outstanding Membership Interests, free and clear of all Liens (other than restrictions on transfer imposed by applicable federal, state and other securities Laws), and no Person has any right to acquire any other equity securities of the Company or the right to payment in respect of the value of any equity security of the Company.

(b)                                 Except as set forth on Schedule 3.2, no Group Company directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any Person.  Schedule 3.2 sets forth the name, owner, jurisdiction of formation or organization (as applicable) and percentages of outstanding equity securities owned, directly or indirectly, by each Group Company, with respect to each Person of which such Group Company owns, directly or indirectly, any equity or equity-related securities.  All outstanding equity securities of each Subsidiary of the Company have been duly authorized, validly issued, fully paid (to the extent required by the Governing Documents of the applicable Group Company) and nonassessable (except as such nonassessability may be affected by matters described in Sections 18-607 and 18-804 of the

Delaware LLC Act) and free of preemptive rights (other than such rights as may be held by any Group Company), restrictions on transfer (other than restrictions under applicable federal, state and other securities Laws), or Liens (other than restrictions on transfer imposed by applicable federal, state and other securities Laws) and are wholly owned, beneficially and of record, by the Company.  Except as set forth on Schedule 3.2, there are no outstanding (i) equity securities of any Subsidiary of the Company, (ii) securities of any Subsidiary of the Company convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Company or (iii) options or other rights to acquire from any Subsidiary of the Company, and no obligation of any Subsidiary of the Company to issue any equity securities or securities convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Company.

Section 3.3                                    Authority.  The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby (the “Ancillary Documents”) to which the Company is a party and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the Ancillary Documents to which the Company is a party and the consummation of the transactions contemplated hereby have been (and the Ancillary Documents to which the Company is a party will be) duly authorized by all necessary limited liability company action on the part of the Company and no other proceeding (including by its equityholders) on the part of the Company is necessary to authorize this Agreement and the Ancillary Documents to which the Company is a party or to consummate the transactions contemplated hereby.  No vote of the Company’s member is required to approve this Agreement or for the Company to consummate the transactions contemplated hereby.  This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which the Company is a party will be) duly and validly executed and delivered by the Company and constitute a valid, legal and binding agreement of the Company (assuming that this Agreement has been and the Ancillary Documents to which the Company is a party will be duly and validly authorized, executed and delivered by Buyer), enforceable against the Company in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 3.4                                    Financial Statements.  Attached hereto as Schedule 3.4 are true and complete copies of the following financial statements (such financial statements, the “Company Financial Statements”):

(a)                                 the audited consolidated balance sheet of the Company as of December 31, 2012, and the related audited consolidated statements of income and cash flows for the fiscal year then ended;

(b)                                 the audited consolidated balance sheet of the Company as of December 31, 2013, and the related audited consolidated statements of income and cash flows for the fiscal year then ended; and

(c)                                  the unaudited consolidated balance sheet of the Company as of June 30, 2014 (the “Latest Company Balance Sheet”), and the related unaudited consolidated statements of income and cash flows for the six (6)-month period then ended.

(d)                                 Except as set forth on Schedule 3.4, the Company Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and, in the case of unaudited Company Financial Statements, for the absence of footnotes and year-end adjustments and the exclusion of variable interest entities required to be included in accordance with GAAP, and (ii) fairly present, in all material respects, the consolidated financial position of the Group Companies as of the dates thereof and their consolidated results of operations for the periods then ended (subject, in the case of unaudited Company Financial Statements, to the absence of footnotes and normal year-end adjustments and the exclusion of variable interest entities required to be included in accordance with GAAP).

(e)                                  Except (i) as set forth set forth on Schedule 3.4(e), (ii) as and to the extent set forth on the Latest Company Balance Sheet and (iii) for liabilities and obligations (x) under this Agreement, (y) incurred in the ordinary course of business consistent with past practice since the date of the Latest Company Balance Sheet or (z) that will be paid at Closing, none of the Group Companies has any liability or obligation of any nature (whether accrued, absolute, contingent, determined, determinable or otherwise) that is required by GAAP to be reflected or reserved against in a balance sheet of such Group Company (or in the notes thereto).

Section 3.5                                    Consents and Approvals; No Violations.  Except as set forth on Schedule 3.5, no material notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance by any Group Company of this Agreement or the Ancillary Documents to which such Group Company is a party or the consummation by the Company of the transactions contemplated hereby.  Neither the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is a party nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of any Group Company’s Governing Documents, (b) except as set forth on Schedule 3.5, result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Company Material Contract, Material Real Property Lease or Material Company Permit, (c) violate any Order of any Governmental Entity having jurisdiction over any Group Company or any of their respective properties or assets or (d) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the assets of any Group Company, which in the case of any of clauses (b) through (c) above, would have a Company Material Adverse Effect.

Section 3.6                                    Company Material Contracts.

(a)                                 Except as set forth on Schedule 3.6(a) (all Contracts listed on Schedule 3.6(a), collectively, the “Company Material Contracts”) and except for this Agreement and except for any Material Real Property Lease, no Group Company is a party to or bound by, nor are their properties or assets bound by, any:

(i)                                     employment Contract;

(ii)                                  pension, profit-sharing, incentive, retirement, deferred compensation or bonus plan;

(iii)                               stock or unit purchase plan, stock or unit option plan or any similar equity ownership plan;

(iv)                              Contract under which any Group Company is a lessee of or holds or operates any tangible property (other than real property), owned by any other Person, except for any Contract under which the aggregate annual rental payments do not exceed $500,000;

(v)                                 Contract under which any Group Company is a lessor of or permits any third party to hold or operate any tangible property (other than real property), owned or controlled by any Group Company, except for any Contract under which the annual rental payments do not exceed $500,000;

(vi)                              partnership agreements and joint venture agreements relating to the Group Companies;

(vii)                           Contract of indemnification or guaranty of any obligation for borrowed money or other material guaranty of any Person, including between any Group Company and any of their officers, directors or employees, in each case, other than any such agreements or guarantees that are entered into in the ordinary course of business;

(viii)                        Contract prohibiting any Group Company from freely engaging in any material business, including restrictions on any Group Company’s ability to compete;

(ix)                              collective bargaining agreement;

(x)                                 Contract or group of related Contracts with the same party for the purchase of product, services, marketing or advertising, involving payments in excess of $500,000, except for fuel supply agreements and merchandising agreements entered into in the ordinary course of business;

(xi)                              Contract or group of related Contracts with the same party for the sale of products, services, marketing or advertising, under which the undelivered balance of such products or services has a sales price in excess of $500,000, except for fuel supply agreements entered into in the ordinary course of business;

(xii)                           Contract evidencing or relating to any obligations of any Group Company with respect to the issuance, sale, repurchase or redemption of any equity securities;

(xiii)                        Contract defining the rights of security holders or any Contract relating to the voting of any shares of capital stock, membership interests or other ownership interests of;

(xiv)                       Contract that relates to the disposition or acquisition of assets or properties by any Group Company outside of the ordinary course of business, or any merger or business combination with respect to any Group Company, in each case, since December 31, 2013; or

(xv)                          other Contract that involves the expenditure, payment or receipt of more than $500,000 in the aggregate and is not terminable by the Company without penalty on notice of 90 days or less, except for fuel supply agreements entered into in the ordinary course of business.

(b)                                 Except as set forth on Schedule 3.6(b), each Company Material Contract is valid and binding on the applicable Group Company and enforceable in accordance with its terms against such Group Company and, to the knowledge of the Company, each other party thereto (subject, in each case, to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).  Except as set forth on Schedule 3.6(b), since October 3, 2013, no Group Company has received written notice of any default under any Company Material Contract which has not been cured.  No Group Company is in breach or violation of or default under any Company Material Contract, and, to the Company’s knowledge, no other party to any Company Material Contract is in breach or violation of or default under any such Contract.  There does not exist any event which (with or without notice, passage of time, or both) would constitute a breach, violation of or default under any Company Material Contract (i) by any Group Company or (ii) to the Company’s knowledge, by any counterparty thereto, in each case, which breach, violation or default has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7                                    Absence of Changes.  Except as set forth on Schedule 3.7, since the date of the Latest Company Balance Sheet, (i) there has not been any Company Material Adverse Effect and (ii) each Group Company has conducted its business in the ordinary course substantially consistent with past practices.  Since the date of the Latest Company Balance Sheet, no Group Company has:

(a)                                 suffered any material damage, destruction or loss (whether or not covered by insurance) from fire or other casualty to its tangible property;

(b)                                 revalued any of their respective assets, including writing off notes or accounts receivable other than in the ordinary course of business in amounts that are not, individually or in the aggregate, material to the business of the Group Companies, taken as a whole;

(c)                                  made any capital expenditures or commitments therefor involving amounts that exceed $500,000 in the aggregate, except for capital expenditures (A) incurred in the ordinary course of business or (B) relating to the completion of those projects in progress set forth on Schedule 3.7(c);

(d)                                 sold, leased, licensed, mortgaged, assigned or transferred any of its tangible or intangible assets, except in the ordinary course of business;

(e)                                  suffered any extraordinary losses or canceled, waived, compromised or released any rights or claims involving amounts that exceed $500,000 in the aggregate;

(f)                                   made any investment in or loan to any Person, or acquired any business or Person, by merger or consolidation, purchase or sale of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or entered into any Contract, letter of intent or similar arrangement with respect to the foregoing;

(g)                                  issued, sold or otherwise permitted to become outstanding any capital stock, membership interests or other equity interests, or split, combined, reclassified, repurchased or redeemed any shares of its capital stock, membership interests, or other equity interests;

(h)                                 materially modified, changed or terminated any Company Material Contract;

(i)                                     adopted a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other material reorganization;

(j)                                    changed its accounting principles, practices or methods except as required or permitted by Law or GAAP; or

(k)                                 authorized, agreed, resolved or committed to any of the foregoing.

Section 3.8                                    Litigation.  Except as set forth on Schedule 3.8, there is no Proceeding pending or, to the Company’s knowledge, threatened or under investigation against or affecting any Group Company, any of their respective properties, assets or business, or, to the Company’s knowledge, any of their respective current or former officers or directors, in their capacity as such, before any Governmental Entity, to the extent that such Proceedings would exceed $500,000, individually, or $2,500,000 in the aggregate.  Except as set forth on Schedule 3.8, no Group Company, nor any of their respective properties, assets or business, or, to the Company’s knowledge, any of their respective current or former officers or directors, in their capacity as such, is subject to any outstanding Order.

Section 3.9                                    Compliance with Applicable Law.  Except as set forth on Schedule 3.9, the Group Companies hold all material permits, licenses, approvals, certificates and other authorizations of and from all, and have made all declarations and filings with, Governmental Entities necessary for the lawful conduct of their respective businesses as presently conducted or ownership of their respective properties or assets (the “Material Company Permits”).  Each Group Company is in material compliance with all such Material Company Permits.  All such Material Company Permits are valid and in full force and effect in all material respects.  No Group Company is in, or since October 3, 2013 has been in, material default or violation of any term, condition or provision of any such Material Company Permit applicable to it.  There is no pending or, to the Company’s knowledge, threatened Proceeding with respect to revocation, cancellation, suspension or nonrenewal of any such Material Company Permit.  The business of the Group Companies is operated in material compliance with all applicable Laws and Orders that are material to the operation of the Group Companies’ business.  To the Company’s knowledge, none of the Group Companies is under investigation with respect to any violation of any Laws or Orders that are material to the operation of the Group Companies’ business.  Since October 3, 2013, none of the Group Companies has received written notice of or, to the Company’s knowledge, been threatened to be charged with any violation of any applicable Laws and Orders that are material to the operation of the Group Companies’ business.  This Section 3.9 does not relate to environmental matters (which is the subject of Section 3.10), Tax matters (which is the subject of Section 3.11) or employee benefit plan matters (which is the subject of Section 3.15).

Section 3.10                             Environmental Matters.

(a)                                 Except as set forth on Schedule 3.10:

(i)                                     The Owned Real Property and the Leased Real Property and the operations conducted thereon by the Group Companies are in material compliance with all applicable Environmental Laws.

(ii)                                  Without limiting the generality of the foregoing, the Group Companies hold and are in material compliance with all material permits, licenses and other authorizations that are required pursuant to Environmental Laws for their operations as currently conducted.  All such permits are in full force and effect in all material respects.

(iii)                               To the Company’s knowledge, no Group Company has received any currently unresolved written notice of any violation of, or any liability or investigatory, corrective or remedial obligation under, any Environmental Laws.

(iv)                              To the Company’s knowledge, there has been no release of any Hazardous Substance into the environment, on any of the Owned Real Property or Leased Real Property or that has migrated from any of the Owned Real Property or Leased Real Property other than releases that are not required to be reported to a Governmental Entity or any release for which the applicable Group Company has received a no further action letter or similar clearance from the appropriate Governmental Entity.

(b)                                 Schedule 3.10 contains a schedule of any and all pending or, to the Company’s knowledge, threatened Proceedings against any Group Company relating to the release of any hazardous substance, pollutant, contaminant or petroleum product into the environment, including claims for personal injury, property damage, natural resource damages, and cost recovery or contribution for costs to investigate or remediate any contamination attributable, in whole or in part, to contamination on any of the Owned Real Property or Leased Real Property or that has migrated from any of the Owned Real Property or Leased Real Property.

(c)                                  Schedule 3.10 contains a schedule of any and all currently unresolved written violations or notices of violation of any covenant relating to Environmental Law received by any Group Company since October 3, 2013: (A) by any landlord related to any Leased Real Property, (B) by any owner related to any Owned Real Property, or (C) from the beneficiary of any deed restriction or other restriction in connection with any Owned Real Property or Leased Real Property.

(d)                                 Schedule 3.10 contains a list of all material insurance, indemnities, covenants, fixed-price remediation contracts, remediation agreements, state tank funds, escrows and other funds available with respect to remediation of any Owned Real Property or Leased Real Property under Environmental Laws for which any Group Company has liability or potential liability.

(e)                                  This Section 3.10 and the related bring-down of such representation in the Company Certificate contain the sole and exclusive representations and warranties of Seller with respect to environmental matters, including any matters arising under Environmental Laws.  The disclosures in Schedule 3.10 contain the sole and exclusive exceptions to the representations and warranties made in this Section 3.10.

Section 3.11                             Tax Matters.  Except as set forth on Schedule 3.11:

(a)                                 All material tax returns, information returns, statements, forms, filings and reports (each a “Tax Return” and, collectively, the “Tax Returns”) required to be filed by or with respect to a Group Company, any assets of a Group Company or the operations of any Group Company have been filed with the appropriate domestic federal, state, local or foreign Taxing Authorities and each such Tax Return is true, correct and complete in all material respects.  All material Taxes owed or payable by each Group Company or the Seller or any of their Affiliates with respect to the Group Companies, the Group Companies’ assets or operations of the Group Companies that are or have become due have been timely paid in full.

(b)                                 Each Group Company has complied in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including the withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other Laws, and has, in all material respects, within the time and in the manner prescribed by Law, withheld from employee wages and paid over to the proper governmental body all amounts required.

(c)                                  There are no Liens (other than Liens for current period Taxes that are not yet due and payable) on any asset owned by any Group Company or the Membership Interests that are attributable to any Tax liability or payment obligation.

(d)                                 No Group Company has any liability as a transferee for any Taxes for a Pre-Closing Tax Period that are payable by Seller.

(e)                                  Neither Seller with respect to the business activities of any Group Company nor any Group Company is currently the subject of a Tax audit or examination.

(f)                                   Neither Seller with respect to the business activities of the Group Companies nor any of the Group Companies has waived any statute of limitations in respect of Taxes with respect to any of the Group Companies, or has otherwise consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any Taxing Authority with respect to any of the Group Companies.

(g)                                  Neither Seller with respect to the business activities of any Group Company nor any Group Company has received from any Taxing Authority any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such written notice which has not been satisfied by payment or been withdrawn.

(h)                                 Since its inception, each Group Company has been properly characterized as a “disregarded entity” within the meaning of Treasury Regulations Section 301.7701-3(b)(ii).

(i)                                     No written claim has been received by any Group Company from any Taxing Authority in a jurisdiction where any Group Company does not file Tax Returns that any such Group Company (or Seller with respect to the business activities of any Group Company, as applicable) is or may be subject to taxation by that jurisdiction.

(j)                                    No Group Company has been a party to any “listed transaction” as defined in Code Section 6707A(c)(2) and Treasury Regulations Section 1.6011-4(b)(2) or similar provision of state, local or foreign Law.

(k)                                 No Group Company is a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements with any Person (other than an agreement or arrangement that is not principally Tax motivated, such as a purchase and sale contract that includes a tax indemnity).

(l)                                     No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Group Companies.

(m)                             The allocation of fair market value among real and personal property for sites owned or leased by Southside Oil are set forth in Schedule 3.11(m).

(n)                                 The terms and conditions of the Wholesale Supply Agreement between Southside Oil and MACS Retail as of the Closing Date are consistent with those terms and conditions that would be agreed to by unrelated third parties bargaining at arm’s length.

(o)                                 Ninety percent or more of the gross income from the assets and operations held by Southside Oil immediately after the Closing will be from “qualifying income” sources within the meaning of Section 7704(d) of the Code.

The disclosures in Schedule 3.11 contain the sole and exclusive exceptions to the representations and warranties made in this Section 3.11.

Section 3.12                             Brokers.  No broker, finder, financial advisor or investment banker, other than Barclays PLC, is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Group Company.

Section 3.13                             Title to Properties and Assets.  Except as to matters that would not reasonably be expected to have a Company Material Adverse Effect, each Group Company has title to or rights or interests in its real property and personal property, free and clear of all Liens (subject to Permitted Liens), sufficient to allow it to conduct its business as currently being conducted.

Section 3.14                             Transactions with Affiliates.  Schedule 3.14 sets forth all Contracts between any Group Company, on the one hand, and Affiliates of the Company (other than any Group Company or any employee of any Group Company who is not an officer of any Group Company), on the other hand.  Except as disclosed in Schedule 3.14 and to the Company’s knowledge, none of the Group Companies or their respective Affiliates, directors, officers or employees (a) possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person (other than any Group Company) which is a material client, supplier, Dealer, customer, lessor, lessee or competitor of any Group Company or (b) owns any property right, tangible or intangible, which is used by a Group Company in the conduct of its business.  Ownership of five (5) percent or less of any class of securities of a company whose securities are registered under the Securities and Exchange Act of 1934, as amended, shall not be deemed to be a financial interest for purposes of this Section 3.14.

Section 3.15                             Employee Benefit Plans.

(a)                                 No Group Company maintains, sponsors, contributes to, is required to contribute to, is a participating employer in or could have any liability with respect to any Employee Benefit Plan.  No Group Company has any employees.

(b)                                 No Company Benefit Plan is or at any relevant time was (i) a multiemployer plan (as defined in Section 3(37) of ERISA),  (ii) a plan that is subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA, (iii) a multiple employer plan as described in Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.  No Company Benefit Plan provides health or other welfare benefits to former employees of any Group Company or service providers to any Group Company or is required to provide such benefits to current employees of any Group Company or service providers to any Group Company following termination of such service other than health continuation coverage pursuant to COBRA.  No Company Benefit Plan is funded through a trust that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code.

(c)                                  There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability of Seller becoming a liability following the Closing Date of Buyer, any Group Company or any of their respective Affiliates.

(d)                                 There are no (i) investigations or (ii) any material pending audits or examinations by any Governmental Entity relating to any Company Benefit Plan, and there are no pending, or to the Company’s knowledge, threatened, material claims (other than undisputed routine claims for benefits) or Proceedings with respect to any Company Benefit Plan or the assets thereof that could result in a liability to any Group Company.

Section 3.16                             Group Company Assets.  Since October 3, 2013, the Group Company Assets have been maintained and repaired in all material respects in the same manner as a prudent operator would maintain and repair such assets and have been used by the Group Companies in the ordinary course of business and remain as of the date hereof in suitable and adequate condition for such continued use excluding normal wear and tear. The Group Company Assets are adequate to conduct the business of the Group Companies in all material respects substantially in accordance with past practice.

Section 3.17                             EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER AND THE COMPANY IN ARTICLE 3 OR ARTICLE 4 OF THIS AGREEMENT AND THE COMPANY CERTIFICATE, THE MEMBERSHIP INTERESTS AND THE ASSETS OF THE GROUP COMPANIES ARE BEING ACQUIRED ON AN AS-IS, WHERE-IS BASIS AND THE SELLER AND THE COMPANY MAKE NO OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, REGARDING THE GROUP COMPANIES AND ANY AND ALL OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

Section 4.1                                    Organization and Qualification.

(a)                                 Seller is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited partnership power and authority to own, lease and operate its properties and carry on its businesses as presently, and as it has been since December 31, 2013, conducted.  Seller has made available to Buyer copies of its Governing Documents in effect as of the date of this Agreement.

(b)                                 Seller is duly qualified or licensed to transact business and is in good standing in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.2                                    Authority.  Seller has the requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Documents to which Seller is a party and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the Ancillary Documents to which Seller is a party and the consummation of the transactions contemplated hereby have been (and such Ancillary Documents to which Seller is a party will be) duly authorized by all necessary limited liability company action on the part of Seller and no other proceeding (including by its equityholders) on the part of Seller is necessary to authorize this Agreement and the Ancillary Documents to which Seller is a party or to consummate the transactions contemplated hereby.  No vote of Seller’s members is required to approve this Agreement or for Seller to consummate the transactions contemplated hereby.  This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which Seller is a party will be) duly and validly executed and delivered by Seller and constitute a valid, legal and binding agreement of Seller (assuming this Agreement has been and the Ancillary Documents to which Seller is a party will be duly and validly authorized, executed and delivered by Buyer), enforceable against Seller in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 4.3                                    Consents and Approvals; No Violations.  Except as set forth on Schedule 4.3, no material notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance by Seller of this Agreement or the Ancillary Documents to which Seller is a party or the consummation by Seller of the transactions contemplated hereby, except for those the failure of which to obtain or make would not have a material adverse effect on Seller’s ownership of the Membership Interests, or otherwise prevent or materially delay the Closing.  Neither the execution, delivery and performance by Seller of this Agreement or the Ancillary Documents to which Seller is a party nor the consummation by Seller of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of Seller’s Governing Documents, (b) except as set forth on Schedule 4.3, result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material agreement to which Seller is a party or (c) violate any Order of any Governmental Entity having jurisdiction over Seller, which in the case of any of clauses (b) through (c) above, would have a material adverse effect on Seller’s ownership of the Membership Interests, or otherwise prevent or materially delay the Closing.

Section 4.4                                    Title to the Membership Interests.  Seller owns of record and beneficially all of the Membership Interests, and Seller has good and marketable title to the Membership Interests, free and clear of all Liens.  As of the date hereof and immediately prior to the Closing, Seller is the sole member of the Company.

Section 4.5                                    Litigation.  There is no Proceeding pending or, to Seller’s knowledge, threatened against Seller before any Governmental Entity which would have a material adverse effect on Seller’s ownership of the Membership Interests, or otherwise prevent or materially delay the Closing or otherwise prevent Seller from complying with the terms and provisions of this Agreement.  Seller is not subject to any outstanding Order that would have a material adverse effect on Seller’s ownership of the Membership Interests, or otherwise prevent or materially delay the Closing.

Section 4.6                                    Brokers.  No broker, finder, financial advisor or investment banker, other than Barclays PLC, is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 4.7                                    Investigation; No Other Representations.

(a)                                 Seller has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Unit Consideration and is capable of bearing the economic risk of such investment.  Seller is an “accredited investor” as that term is defined in Rule 501 of Regulation D (without regard to Rule 501(a)(4)) promulgated under the Securities Act.  Seller is acquiring the Unit Consideration for investment for its own account and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Unit Consideration.  Seller is not a party to any Contract or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Unit Consideration in violation of applicable Law.  Seller acknowledges and understands that (i) the acquisition of the Unit Consideration has not been registered under the Securities Act in reliance on an exemption therefrom and (ii) that the Unit Consideration will, upon the issuance by Buyer, be characterized as “restricted securities” under state and federal securities Laws.  Seller agrees that the Unit Consideration may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities Laws.

(b)                                 Seller (i) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Buyer Group, and (ii) has been furnished with or given full access to such documents and information about the Buyer Group and their respective businesses and operations as it and its representatives and advisors have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby.  Seller has received all materials relating to the business of the Buyer Group that it has requested and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by Buyer herein or to otherwise evaluate the merits of the transactions contemplated hereby.  Buyer has answered to Seller’s satisfaction all inquiries that Seller and its representatives and advisors have made concerning the business of the Buyer Group or otherwise relating to the transactions contemplated hereby.

(c)                                  In entering into this Agreement, Seller has relied solely upon its own investigation and analysis and the representations and warranties of Buyer expressly contained in Article 5 and the Buyer Certificate and Seller acknowledges that, other than as set forth in this Agreement (as modified by the Schedules) and the certificates or other instruments delivered pursuant hereto, none of Buyer, the members of the Buyer Group or any of their respective directors, officers, employees, Affiliates, stockholders, agents or representatives makes or has made any representation or warranty, either express or implied, (x) as to the accuracy or completeness of any of the information provided or made available to Seller or any of its respective agents, representatives, lenders or Affiliates prior to the execution of this Agreement (other than, for the avoidance of doubt, as set forth in this Agreement) or (y) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of any member of the Buyer

Group heretofore or hereafter delivered to or made available to Seller or any of its respective agents, representatives, lenders or Affiliates.  It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations are not and shall not be deemed to be or to include representations or warranties of any member of the Buyer Group or Buyer (other than, for the avoidance of doubt, as set forth in this Agreement as modified by the Schedules), and are not and shall not be deemed to be relied upon by Seller in executing, delivering and performing this Agreement and the transactions contemplated hereby.

Section 4.8                                    Drag-Along Rights. Seller is entitled to all of the Drag-Along Rights (the “Drag-Along Rights”) which, to the Company’s knowledge, are enforceable against the applicable parties to the 2010 UPA in accordance with the terms and conditions set forth in the 2010 UPA, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity. Pursuant to the terms of the 2010 UPA, Seller has the right to designate the Company, Buyer or Buyer’s designee, as the “Drag-Along Purchaser” (as defined in the 2010 UPA), with all rights inuring to such “Drag-Along Purchaser” under the 2010 UPA, without any requirement for a consent therefor by any party to the 2010 UPA. According to the Company’s good faith estimate based on the information available to the Company as of the date hereof, as of September 30, 2014, the “Drag-Along Price” is approximately $59,950,000.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller and the Company as follows:

Section 5.1                                    Organization and Qualification.

(a)                                 Buyer is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited partnership power and authority to own, lease and operate its properties and carry on its businesses as presently, and as it has been since December 31, 2013, conducted.  Buyer has made available to Seller copies of its Governing Documents in effect as of the date of this Agreement.

(b)                                 Buyer and each of its Subsidiaries is duly qualified or licensed to transact business and is in good standing in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.2                                    Authority.  Buyer has the requisite limited partnership power and authority to execute and deliver this Agreement and the Ancillary Documents to which Buyer is a party and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the Ancillary Documents to which Buyer is a party and the consummation of the transactions contemplated hereby have been (and the Ancillary Documents to which Buyer is a party will be) duly authorized by all necessary limited partnership action on the part of Buyer and no other proceeding (including by its equityholders) on the part of Buyer is necessary to authorize this Agreement and the Ancillary Documents to which Buyer is a party or to consummate the transactions contemplated hereby.  No vote of Buyer’s limited partners is required to approve this Agreement or for Buyer to consummate the transactions contemplated hereby.  This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which Buyer is a party will be) duly and validly executed and delivered by Buyer and constitute a valid, legal and binding agreement of Buyer (assuming this Agreement has been and the Ancillary Documents to which Buyer is a party will be duly and validly authorized, executed and delivered by Seller, the Company and Seller Guarantor, to the extent either is a party), enforceable against Buyer in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 5.3                                    Consents and Approvals; No Violations.  No material notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance by Buyer of this Agreement or the Ancillary Documents to which Buyer is a party or the consummation by Buyer of the transactions contemplated hereby.  Neither the execution, delivery and performance by Buyer of this Agreement or the Ancillary Documents to which Buyer is a party nor the consummation by Buyer of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of Buyer’s Governing Documents, (b) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease or other instrument to which any member of the Buyer Group is a party, or (c) violate any Order of any Governmental Entity having jurisdiction over any member of the Buyer Group or any of their respective properties or assets, which in the case of any of clauses (b) through (c) above, would have a Buyer Material Adverse Effect.

Section 5.4                                    Valid Issuance; Listing.

(a)                                 At Closing, the offer and sale of the Unit Consideration will have been duly authorized by Buyer pursuant to the Buyer Partnership Agreement, and when issued and delivered to Seller in accordance with the terms of this Agreement and the Buyer Partnership Agreement, will be validly issued, fully paid (to the extent required by the Buyer Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and free and clear of all Liens (other than restrictions on transfer imposed by applicable federal, state and other securities Laws).

(b)                                 The currently outstanding Buyer Common Units are listed on the New York Stock Exchange, and Buyer has not received any notice of delisting.

Section 5.5                                    Financial Statements.

(a)                                 Buyer has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Buyer with the Securities and Exchange Commission (the “SEC”) since December 31, 2012 (such documents being collectively referred to as the “Buyer SEC Documents”).

(b)                                 Each Buyer SEC Document (i) at the time filed, complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)                                  Each of the financial statements of Buyer included in the Buyer SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods presented thereby and fairly present in all material respects the consolidated financial position and operating results, equity and cash flows of Buyer as of, and for the periods ended on, the respective dates thereof, subject, however, in the case of unaudited financial statements, to normal year-end audit adjustments and accruals and the absence of notes and other textual disclosures as permitted by Form 10-Q of the SEC.

Section 5.6                                    Absence of Changes.  Except as set forth on Schedule 5.6, since the date of the Latest Buyer Balance Sheet, there has not been any Buyer Material Adverse Effect.

Section 5.7                                    Litigation.  Except as set forth on Schedule 5.7, there is no Proceeding pending or, to the Buyer’s knowledge, threatened or under investigation against or affecting any member of the Buyer Group, any of their respective properties, assets or business, or, to the Buyer’s knowledge, any of their respective current or former officers or directors, in their capacity as such, before any Governmental Entity, to the extent that such Proceedings would exceed $500,000, individually, or $2,500,000 in the aggregate.  Except as set forth on Schedule 5.7, no member of the Buyer Group, nor any of their respective properties, assets or business, or, to the Buyer’s knowledge, any of their respective current or former officers or directors, in their capacity as such, is subject to any outstanding Order.

Section 5.8                                    Tax Matters.  Since the date of its formation, Buyer has been classified as a partnership for federal income tax purposes, and as of the Closing Date, 90% or more of Buyer’s gross income is from “qualifying income” sources (as defined in Section 7704(d) of the Code).

Section 5.9                                    Brokers.  No broker, finder, financial advisor or investment banker, other than Perella Weinberg Partners LP, is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Buyer or any of its respective Affiliates for which Seller or the Company may become liable.

Section 5.10                             Financing.  Buyer has, and will have on the Closing Date, sufficient funds available to consummate the transactions contemplated hereby, including to pay the Cash Consideration and the fees and expenses of Buyer related to the transactions contemplated hereby.  Buyer does not know of any circumstance or condition that could reasonably be expected to prevent or substantially delay the availability of such funds at Closing.

Section 5.11                             Solvency.  Immediately after giving effect to the transactions contemplated by this Agreement, no member of the Buyer Group (excluding the Group Companies after the Closing) will (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (b) have unreasonably small capital with which to engage in its business or (c) have incurred debts beyond its ability to pay as they become due.

Section 5.12                             Investigation; No Other Representations.

(a)                                 Buyer has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Membership Interests and is capable of bearing the economic risk of such investment.  Buyer is an “accredited investor” as that term is defined in Rule 501 of Regulation D (without regard to Rule 501(a)(4)) promulgated under the Securities Act.  Buyer is acquiring the Membership Interests for investment for its own account and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Membership Interests.  Buyer is not a party to any Contract or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Membership Interests in violation of applicable Law.  Buyer acknowledges and understands that (i) the acquisition of the Membership Interests has not been registered under the Securities Act in reliance on an exemption therefrom and (ii) that the Membership Interests will, upon their sale by Seller, be characterized as “restricted securities” under state and federal securities Laws.  Buyer agrees that the Membership Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities Laws.

(b)                                 Buyer (i) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Group Companies, and (ii) has been furnished with or given full access to such documents and information about the Group Companies and their respective businesses and operations as it and its representatives and advisors have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby.  Buyer has received all materials relating to the business of the Group Companies that it has requested and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by the Company or Seller herein or to otherwise evaluate the merits of the transactions contemplated hereby.  Seller and the Company have answered to Buyer’s satisfaction all inquiries that Buyer and its representatives and advisors have made concerning the business of the Group Companies or otherwise relating to the transactions contemplated hereby.

(c)                                  In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the representations and warranties of the Company and Seller expressly contained in Article 3 and Article 4, respectively, and the Company Certificate and Buyer acknowledges that, other than as set forth in this Agreement (as modified by the Schedules) and the certificates or other instruments delivered pursuant hereto, none of Seller, the Group Companies or any of their respective directors, officers, employees, Affiliates, stockholders, agents or representatives makes or has made any representation or warranty, either express or implied, (x) as to the accuracy or completeness of any of the information provided or made available to Buyer or any of its respective agents, representatives, lenders or Affiliates prior to the execution of this Agreement (other than, for the avoidance of doubt, as set forth in this Agreement) or (y) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of any Group Company heretofore or hereafter delivered to or made available to Buyer or any of its respective agents, representatives, lenders or Affiliates.  It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations are not and shall not be deemed to be or to include representations or warranties of any Group Company or Seller (other than, for the avoidance of doubt, as set forth in this Agreement as modified by the Schedules), and are not and shall not be deemed to be relied upon by Buyer in executing, delivering and performing this Agreement and the transactions contemplated hereby.

ARTICLE 6
COVENANTS

Section 6.1                                    Conduct of Business of the Group Companies.  Except as contemplated by this Agreement, from and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each other Group Company to, and Seller shall cause the Company and each other Group Company to, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (a) conduct its business in the ordinary and regular course in substantially the same manner heretofore conducted (including any conduct that is reasonably related, complementary or incidental thereto), (b) use commercially reasonable efforts to preserve substantially intact its goodwill and business organization and to preserve the present commercial relationships with key Persons with whom it does business (including customers, Dealers, suppliers, employees and others having material business dealings with it), (c) use commercially reasonable efforts to maintain its material assets and properties, (d) use commercially reasonable efforts to perform in all material respects and materially comply with the Company Material Contracts and materially comply with all applicable Laws and Orders and (e) not do any of the following:

(i)                                     take or omit to take any action that would reasonably be expected to result in a Company Material Adverse Effect;

(ii)                                  declare or pay a dividend on, or make any other distribution in respect of, its equity securities except dividends and distributions by any of the Subsidiaries of the Company to any of the other Group Companies and Tax distributions by the Company to the Seller;

(iii)                               issue, sell or deliver any capital stock, membership interests or other equity securities or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any of its capital stock, membership interests or other equity securities, other than issuances by one Group Company to another Group Company;

(iv)                              effect any recapitalization, reclassification, stock or unit dividend, stock or unit split or like change;

(v)                                 acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof of any other Person other than the acquisition of assets in the ordinary course of business consistent with past practices;

(vi)                              adopt any amendments to their respective Governing Documents;

(vii)                           sell, lease, assign, license, abandon, allow to lapse, transfer or otherwise dispose of, or mortgage, pledge or permit the incurrence of any Lien on, any material assets, including Real Property, other than sales of products, inventory or services in the ordinary course of business consistent with past practice;

(viii)                        authorize any new capital expenditures or commitments exceeding $500,000 per expenditure or commitment or $500,000 in the aggregate for all such expenditures and commitments, except for capital expenditures incurred in the ordinary course of business;

(ix)                              hire any executives or terminate the services of any existing executives, increase, accelerate or provide for additional compensation, benefits (fringe or otherwise) or other rights to any current or former employee, adopt, amend, terminate or otherwise become liable with respect to any Employee Benefit Plan, or agree to do any of the foregoing;

(x)                                 grant, agree to grant, or amend or modify any grant or agreement to grant, any severance, termination or retention payment to any current or former employee;

(xi)                              adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization;

(xii)                           incur or permit to exist any indebtedness for borrowed money (which shall be understood to exclude, for the avoidance of doubt,  capital lease and operating lease obligations, obligations of variable interest entities for which no Group Company has any obligation and trade payables, in each case, whether or not such obligations are required to be accounted for as debt);

(xiii)                        change its accounting policies or procedures except to the extent required to conform with GAAP, or change its fiscal year;

(xiv)                       settle or compromise any pending Proceedings except in the ordinary course of business consistent with past practice;

(xv)                          terminate or cancel any material insurance policy naming the Group Companies as its beneficiary or a loss payee;

(xvi)                       materially change the nature or scope of its business or enter into a new line of business;

(xvii)                    materially modify, change, renew, extend or terminate any Company Material Contract, other than renewals or extensions in the ordinary course of business;

(xviii)                 make or change any material Tax election, enter into any agreement relating to Taxes, including closing agreements with Taxing Authorities, or settle or compromise any material Tax claim or liability; or

(xix)                       agree in writing or otherwise to do anything contained in this clause (e).

Section 6.2                                    Tax Matters.

(a)                                 Seller shall prepare and file (or cause to be prepared and filed) all Tax Returns of the Group Companies with the appropriate federal, state, local and foreign Taxing Authorities due on or before the Closing Date.  Seller shall allow Buyer to review, comment upon and reasonably approve without undue delay any such Tax Returns at least fifteen (15) days before the filing of such Tax Returns.  Seller will cause such Tax Return (as revised to incorporate Buyer’s reasonable comments) to be timely filed and will provide a copy to Buyer.

(b)                                 Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by the Group Companies due after the Closing Date, including Tax Returns relating to tax periods that commence before the Closing Date and end after the Closing Date (“Straddle Periods”).  Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law.  Buyer shall allow Seller to review, comment upon and reasonably approve without undue delay any such Tax Returns at least fifteen (15) days before the filing of such Tax Returns.  Not later than five (5) days prior to the due date for payment of Taxes with respect to any such Tax Returns, Seller will pay to (or at the direction of) the Buyer the amount of any Taxes shown as due on such Tax Returns that are allocable to a Pre-Closing Tax Period.  Buyer will cause such Tax Return (as revised to incorporate Seller’s reasonable comments) to be timely filed and will provide a copy to Seller.

(c)                                  Unless required by applicable Law, Buyer shall not make any elections or file (or cause or permit any Group Company to file) any amended Tax Return by or on behalf of the Group Companies with respect to any Pre-Closing Tax Period without Seller’s consent, such consent not to be unreasonably withheld, delayed or conditioned.

(d)                                 Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation, filing and execution of Tax Returns (including Tax Returns of Seller with respect to the business activities of any Group Company) and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to each Group Company or the assets of each Group Company for any Pre-Closing Tax Period or Straddle Period.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder or to testify at any such Tax Proceeding.  Seller and the Company agree to (and, in the case of the Company, will cause the Group Companies to) retain all books and records with respect to Tax matters pertinent to any Group Company until six (6) months following the expiration of the statute of limitations (and any extensions thereof) of the respective Pre-Closing Tax Periods.  Seller shall have the right to settle, compromise or litigate any matter described above in this subsection (d) that could give rise to an indemnification obligation on the part of Seller pursuant to this Agreement.  Buyer and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person or take any other action as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on any Party (including with respect to the transactions contemplated by this Agreement).

(e)                                  The amount of all Pre-Closing Tax Refunds of the Group Companies for all Pre-Closing Tax Periods shall be the property of Seller.  No Group Company will, and Buyer will not permit any Group Company to, forfeit, fail to collect or otherwise minimize any Pre-Closing Tax Refund whether through any election to carry forward a net operating loss or otherwise (regardless of whether Buyer or such Group Company otherwise is legally permitted to take such action).  Buyer shall pay to Seller an amount equal to any Pre-Closing Tax Refund, together with any interest thereon, received after the Closing Date within fifteen (15) days of such receipt.  A Pre-Closing Tax Refund shall be “received” for purposes of this Agreement (i) on the day of receipt of any actual refund of Taxes or (ii) on the day of filing of any Tax Return that applies what would have been a Pre-Closing Tax Refund to the payment of Taxes for another taxable period.

(f)                                   The Parties do not expect that the transfer of Membership Interests pursuant to this Agreement will result in any state and local transfer, sales, use, registration, stamp or other similar Taxes (“Transfer Taxes”).  However, if any Transfer Taxes are imposed on the transfer of the Membership Interests pursuant to this Agreement, such Transfer Taxes shall be borne equally by Buyer and Seller. The Parties shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

Section 6.3                                    Access to Information.  From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable notice, and subject to restrictions contained in the confidentiality agreements to which the Group Companies are subject, the Company shall provide to Buyer and its authorized representatives during normal business hours reasonable access to all books and records of the Group Companies (in a manner so as to not unreasonably interfere with the normal business operations of any Group Company) and the Group Companies shall furnish promptly to Buyer and its representatives such information concerning their business, properties, Contracts, assets, liabilities and employees as Buyer and its representatives may reasonably request; provided, that in no event shall the foregoing include any sampling or analysis of soil, groundwater, building materials or other environmental media of the sort generally referred to as a Phase II environmental investigation nor may Buyer require that such Phase II environmental investigation be conducted.

Section 6.4                                    Efforts to Consummate.

(a)                                 Subject to the terms and conditions herein provided, each of Seller, Buyer and the Company shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article 7).  Each of Seller, Buyer and the Company shall use commercially reasonable efforts to obtain consents of all Governmental Entities or other third parties necessary to consummate the transactions contemplated by this Agreement, including with respect to the leases included among the Material Real Property Leases that are set forth on Schedule 6.4.  All costs incurred in connection with obtaining such consents shall be borne by the Party incurring such costs and, in no event, shall Seller, any of its Affiliates or any of the Group Companies be required to make any payments (other than routine administrative fees, contractual change of control payments and attorneys’ fees) or provide other types of consideration in order to seek or facilitate the obtaining of any such consents.

(b)                                 In the event any Proceeding by any Governmental Entity or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties agree to cooperate and use reasonable efforts to defend against such Proceeding and, if an injunction or other order is issued in any such Proceeding, to use commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

(c)                                  Seller and Buyer shall permit counsel for the other Party reasonable opportunity to review in advance, and consider in good faith the views of the other Party in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement.  Each of Seller and Buyer agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent not prohibited by such

Governmental Entity, gives the other Party the opportunity to attend and participate in such meeting or discussion.

(d)                                 Neither Seller nor any Group Company shall have any liability to Buyer directly arising out of or relating to the failure to obtain any consents or waivers (including any waivers of any rights of first refusal, rights of first offer or similar rights) that are contained or contemplated by the Contracts listed on Schedule 3.6(a) hereto in connection with the transactions contemplated by this Agreement or because of the termination of any contract as a result thereof, and no such failure or termination shall result in the failure of any condition set forth in Article 7.

Section 6.5                                    Public Announcements.  Buyer, on the one hand, and the Company and Seller, on the other hand, shall consult with one another and seek one another’s prior written consent before issuing any press release, or otherwise making any public statements, with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and prior written consent; provided that each Party may make any such announcement which it in good faith believes, based on advice of counsel, is necessary in connection with any requirement of Law, it being understood and agreed that each Party shall provide the other Parties with copies of any such announcement in advance of such issuance.

Section 6.6                                    Documents and Information.  After the Closing Date, Buyer and the Company shall, and shall cause the Company’s Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Group Companies in existence on the Closing Date and make the same available for inspection and copying by Seller (at Seller’s expense) during normal business hours of the Company or any of its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice.  No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by Buyer, the Company or any of its Subsidiaries, without first advising Seller in writing and giving Seller a reasonable opportunity to obtain possession thereof.

Section 6.7                                    Release of Seller Guarantees; Indemnification.  Prior to the Closing, Buyer and Seller shall mutually cooperate to and, following the Closing, Buyer shall use its commercially reasonable efforts to, obtain a full release of each of the guarantees of Seller and/or its Affiliates (other than the Group Companies) in favor of any of the Group Companies and/or their properties or assets, as set forth on Schedule 6.7 (collectively, the “Seller Guarantees”).  In the event any such release has not been obtained as of the Closing and Seller or any of its Affiliates remains a guarantor under any Seller Guarantee after the Closing, (a) Buyer shall, or shall cause the Company or the other Group Companies to, indemnify, defend, and hold harmless Seller and its Affiliates from and against any Loss suffered by Seller or any of its Affiliates that results from, arises out of, or relates to any such Seller Guarantee, (ii) Buyer and the Company shall not, and the Company shall cause the other Group Companies not to, without the written consent of Seller, enter into (A) any expansion, renewal or extension of the underlying Contract that is subject to the Seller Guarantee unless the Company shall first obtain a release of such Seller Guarantee or (B) any other amendment or modification of the underlying Contract that is subject to the Seller Guarantee in a way which would affect the related Seller Guarantee in any way without the prior written consent of Seller and (iii) Seller shall not, without the written consent of Buyer, enter into any amendment, expansion, modification, renewal or extension of any such Seller Guarantee.

Section 6.8                                    Notices; Schedule Supplements.

(a)                                 From and after the date of this Agreement until the Closing Date, each Party shall notify each other Party in writing of (i) any Company Material Adverse Effect (in the case the notifying Party is Seller) or any Buyer Material Adverse Effect (in the case the notifying Party is Buyer), (ii) any fact, circumstance, event or action the existence, occurrence or taking of which has resulted in, or would reasonably be expected to result in, any representation or warranty of Seller hereunder (in the case the notifying Party is Seller) or Buyer hereunder (in the case the notifying Party is Buyer), not being true and correct, in each case, to the extent the fact, circumstance, event or action underlying such breach has occurred on or prior to the date hereof, or (iii) any fact, circumstance, event or action the existence, occurrence or taking of which has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Article 7 to be satisfied.

(b)                                 From and after the date of this Agreement until the Closing Date, the Company may, within five (5) Business Days of obtaining actual knowledge of the occurrence of the matter being disclosed, prepare and deliver to Buyer supplements and/or amendments to the disclosure schedules to this Agreement (the “Schedules”) (which may contain additional Schedules that are not in existence as of the date hereof relating to any of the provisions contained in Article 3, in each case, such supplement, amendment or new Schedule being referred to as an “Update”) only with respect to matters first occurring after the date hereof and which matters do not result from a breach of any covenants required to be performed or complied with by the Company or Seller under this Agreement, and each such Update shall be deemed to be an amendment to this Agreement for all purposes hereof other than for purposes of the conditions set forth in Section 7.2; provided that, in the event that the disclosure of the facts, circumstances and events included in such Update would give Buyer the right to elect to terminate this Agreement pursuant to Section 8.1(b) if the 20-day cure period described therein had lapsed and Buyer does not make such election within ten (10) Business Days of its receipt of such Update, such Update shall be deemed to be an amendment to this Agreement for all purposes hereof, including with respect to the conditions set forth in Section 7.2.

Section 6.9                                    Restrictions on Transfer.  Prior to the Closing or the earlier termination of this Agreement pursuant to Article 8, Seller shall not sell, transfer, contribute, pledge, distribute or otherwise dispose of or incur any Liens on any Membership Interests owned by Seller, or agree to do any of the foregoing.

Section 6.10                             Exercise of Drag-Along Rights; Legal Existence of Seller.  From and after the Closing Date and until such time as the Drag-Along Rights are exercised by the Company or Buyer, as its designee (or Buyer’s designee) (the “Drag-Along Period”), Seller shall, upon receipt of written notice from Buyer, exercise the Drag-Along Rights on behalf of Buyer or Buyer’s designee and designate such Person as the Drag-Along Purchaser under and in accordance with the Drag-Along Rights, and, at Buyer’s sole cost and expense (other than any actions required to perfect such designation which shall be taken at Seller’s sole cost and expense), take all actions reasonably requested by such Person in order to perfect such Person’s rights as the Drag-Along Purchaser under and in accordance with the Drag-Along Rights. In addition, from and after the Closing Date until the later of (x) June 23, 2015 and (y) the final resolution of any indemnification claims made under the 2010 UPA (the “Indemnification Period”), at Buyer’s sole cost and expense, Seller shall take all actions reasonably requested by Buyer to provide Buyer with all of Seller’s rights under Article VI of the 2010 UPA (including by enforcing such rights) and act as Buyer’s agent for purposes of pursuing any indemnification claims thereunder. Seller shall not, until the earlier of (x) the later of the expiration of the Drag- Along Period and the Indemnification Period and (y) September 10, 2019, without Buyer’s written consent, (i) exercise any of its rights under the 2010 UPA, including with respect to the Drag-Along Rights and indemnification rights, (ii) adopt any change, amendment, restatement of, or supplement to, the 2010 UPA, (iii) adopt a plan of complete or partial liquidation or dissolution or (iv) fail to maintain its legal existence and good standing in the state of its formation. To the extent that the Drag-Along Rights have not been exercised prior to September 10, 2019, on or after such date, at the request of Buyer, Seller shall designate, in writing, Buyer or its designee as the Drag-Along Purchaser. During the Drag-Along Period and the Indemnification Period, Seller shall provide Buyer with copies of all notices or communications that it receives relating to the 2010 UPA.

ARTICLE 7
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 7.1                                    Conditions to the Obligations of the Company, Buyer and Seller.  The obligations of the Company, Buyer and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists) of the condition that there be no Order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement in effect; provided, however, that each of Buyer, Seller and the Company shall have used commercially reasonable efforts to prevent the entry of any such injunction or other Order and to appeal as promptly as possible any injunction or other Order that may be entered.

Section 7.2                                    Other Conditions to the Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Buyer of the following further conditions:

(a)                                 (i) All representations and warranties of Seller and the Company contained in Article 3 and Article 4 (other than the representations and warranties listed in clause (ii) of this Section 7.2(a)) shall be true and correct in all respects as though made on and as of the Closing Date, except to the extent the failure of such representations and warranties to be true and correct as of such dates would not have a Company Material Adverse Effect; and (ii) the representations and warranties of Seller and the Company set forth in Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.2 (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.11(o) (Tax Matters), Section 4.1 (Organization and Qualification), Section 4.2 (Authority) and Section 4.4 (Title to the Membership Interests) shall be true and correct in all respects as though made on and as of the Closing Date;

(b)                                 Seller and the Company shall have performed and complied in all material respects with all covenants required to be performed or complied with by the Company and Seller, respectively, under this Agreement on or prior to the Closing Date;

(c)                                  from the date of this Agreement, there shall not have occurred any Company Material Adverse Effect;

(d)                                 Seller and the Company shall have transferred and assigned, or shall have caused the Group Companies to transfer and assign, all commission-based contracts for the retail sale of motor fuel to MACS Retail;

(e)                                  prior to Closing Date, Seller and the Company shall have transferred and assigned, or shall have caused the Group Companies to transfer and assign, all Real Property set forth on Schedule 7.2(e) from Southside Oil to MACS Retail;

(f)                                   prior to or at the Closing, Southside Oil and MACS Retail shall have entered into a “Wholesale Supply Agreement” in substantially the form attached hereto as Exhibit A;

(g)                                  the Company shall have no funded indebtedness for borrowed money (which shall be understood to exclude, for the avoidance of doubt, capital lease and operating lease obligations, obligations of variable interest entities for which no Group Company has any obligation and trade payables, in each case, whether or not such obligations are required to be accounted for as debt);

(h)                                 prior to or at the Closing, Seller shall have delivered the following closing documents in form and substance reasonably acceptable to Buyer:

(i)                                     a certificate of an authorized officer of the Company and Seller, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied by the Company and Seller (the “Company Certificate”);

(ii)                                  a certified copy of the resolutions of the Company’s and Seller’s board of managers (or other governing body) authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby;

(iii)                               a certificate that meets the requirements of Treasury Regulation Section 1.1445-2(b)(2) stating that Seller is not a foreign person as defined in said Section 1445 and applicable regulations thereunder; and

(i)                                     prior to or at the Closing, Seller shall have delivered the items contemplated by Section 2.3(a).

Section 7.3                                    Other Conditions to the Obligations of the Company and Seller.  The obligations of the Company and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company and Seller of the following further conditions:

(a)                                 (i) All representations and warranties of Buyer contained in Article 5 (other than the representations and warranties listed in clause (ii) of this Section 7.2(a)) shall be true and correct in all respects as though made on and as of the Closing Date, except to the extent the failure of such representations and warranties to be true and correct as of such dates would not have a Buyer Material Adverse Effect; and (ii) the representations and warranties of Buyer set forth in Section 5.1 (Organization and Qualification), Section 5.2 (Authority) and Section 5.4 (Valid Issuance; Listing) shall be true and correct in all respects as though made on and as of the Closing Date.

(b)                                 Buyer shall have performed and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date;

(c)                                  from the date of this Agreement, there shall not have occurred any Buyer Material Adverse Effect;

(d)                                 the Common Units to be issued as the Unit Consideration shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance; and

(e)                                  prior to or at the Closing, Buyer shall have delivered the following closing documents in form and substance reasonably acceptable to the Company:

(i)                                     a certificate of an authorized officer of Buyer, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied by Buyer (the “Buyer Certificate”);

(ii)                                  a certified copy of the resolutions of the board of directors of Buyer’s general partner (or other governing body) authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby.

ARTICLE 8
TERMINATION; AMENDMENT; WAIVER

Section 8.1                                    Termination.  This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)                                 by mutual written consent of Buyer and Seller;

(b)                                 by Buyer, if any of the representations or warranties of Seller or the Company set forth in Article 3 or Article 4 shall not be true and correct or if the Company or Seller has failed to perform any covenant or agreement on the part of Seller or the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.2(a) or Section 7.2(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within twenty (20) calendar days after written notice thereof is delivered to Seller; provided that Buyer is not then in breach of this Agreement so as to cause the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) from being satisfied;

(c)                                  by Seller, if any of the representations or warranties of Buyer set forth in Article 5 shall not be true and correct or if Buyer has failed to perform any covenant or agreement on the part of Buyer set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within twenty (20) calendar days after written notice thereof is delivered to Buyer; provided that neither Seller nor any Group Company is then in breach of this Agreement so as to cause the condition to Closing set forth in Section 7.2(a) or Section 7.2(b) from being satisfied;

(d)                                 by either Buyer or Seller, if the transactions contemplated by this Agreement shall not have been consummated on or prior to November 13, 2014 (the “Termination Date”) and the Party seeking to terminate this Agreement pursuant to this Section 8.1(d) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date; or

(e)                                  by either Buyer or Seller, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(e) shall have used commercially reasonable efforts to remove such Order.

Section 8.2                                    Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of Buyer, Seller, Seller Guarantor or the Company or their respective officers, directors or equityholders) with the exception of (a) the provisions of this Section 8.2, Section 8.3, Section 8.4, Section 6.5 and Article 10, each of which provisions shall survive such termination and remain valid and binding obligations of the Parties, and (b) any liability of any Party for any willful breach of or willful failure to perform any of its obligations under this Agreement prior to such termination (including any failure by a Party to consummate the transactions contemplated by this Agreement if it is obligated to do so hereunder).  For purposes of this Section 8.2, “willful” shall mean a breach that is a consequence of an act undertaken by the breaching Party with the knowledge that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

Section 8.3                                    Amendment.  This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Buyer, Seller and the Company.  This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void.

Section 8.4                                    Extension; Waiver.  At any time prior to the Closing, Seller (on behalf of itself and the Company) may (a) extend the time for the performance of any of the obligations or other acts of Buyer contained herein, (b) waive any inaccuracies in the representations and warranties of Buyer contained herein or in any document, certificate or writing delivered by

Buyer pursuant hereto or (c) waive compliance by Buyer with any of the agreements or conditions contained herein.  At any time prior to the Closing, Buyer may (i) extend the time for the performance of any of the obligations or other acts of the Company or Seller contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company and Seller contained herein or in any document, certificate or writing delivered by the Company or Seller pursuant hereto or (iii) waive compliance by the Company and Seller with any of the agreements or conditions contained herein.  Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.  The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE 9
INDEMNIFICATION

Section 9.1                                    Survival.  Subject to the limitations and other provisions of this Agreement, all of the representations and warranties of the Parties contained herein, in the Company Certificate or in the Buyer Certificate shall survive the Closing and shall remain in full force and effect until the date that is fifteen (15) months from the Closing Date; provided, however, that the representations and warranties contained in Section 3.11 (Tax Matters) shall survive through the date that is 30 days after the expiration of the applicable statute of limitations and the Seller Fundamental Representations and the Buyer Fundamental Representations shall survive the Closing indefinitely (each, as applicable, the “Cut-Off Date”).  All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein.  Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the Cut-Off Date or end of any other applicable survival period shall not thereafter be barred by the expiration of the relevant representation, warranty or covenant, and such claims shall survive until finally resolved.

Section 9.2                                    Indemnification By Seller.  Subject to the other terms and conditions of this Article 9, from and after the Closing, Seller shall indemnify and defend each of Buyer and its Affiliates (including the Group Companies) and their respective representatives, including directors, managers, officers, employees, consultants, financial advisors, counsel and accountants (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses actually incurred or sustained by, or imposed upon, the Buyer Indemnitees as a result of:

(a)                                 any breach of any of the representations or warranties of Seller or the Group Companies contained in this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date;

(b)                                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; and

(c)                                  Seller Taxes.

Section 9.3                                    Indemnification By Buyer.  Subject to the other terms and conditions of this Article 9, from and after the Closing, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective representatives, including directors, managers, officers, employees, consultants, financial advisors, counsel and accountants (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses actually incurred or sustained by, or imposed upon, the Seller Indemnitees:

(a)                                 as a result of any breach of any of the representations or warranties of Buyer contained in this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date;

(b)                                 as a result of any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; and

(c)                                  pursuant to Section 6.7.

Section 9.4                                    Certain Limitations.  Notwithstanding anything to the contrary contained herein, the indemnification provided for in Section 9.2 and Section 9.3 shall be subject to the following limitations:

(a)                                 Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 9.2(a) (other than with respect to a claim for indemnification as a result of any inaccuracy in or breach of Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.2 (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.12 (Brokers), Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Title to the Membership Interests), and Section 4.6 (Brokers) (collectively, the “Seller Fundamental Representations”)), until the aggregate amount of all Losses indemnifiable under Section 9.2(a) (other than those with respect to any Seller Fundamental Representation and other than those excluded pursuant to Section 9.4(b)) exceeds an amount equal to $3,840,000, in which event the Buyer Indemnitees shall only be entitled to recover Losses in excess of such amount, subject to the other limitations set forth herein.

(b)                                 Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 9.2(a) (other than with respect to a claim for indemnification with respect to or by reason of any Seller Fundamental Representation) for any particular Loss (including any series of related Losses) indemnifiable pursuant to Section 9.2(a) (other than those with respect to any Seller Fundamental Representation), unless such Loss (including any series of related Losses) equals or exceeds $50,000 (the “Per Claim Deductible”), and any Losses (or series of related Losses) that are less than the Per Claim Deductible (other than those with respect to any Seller Fundamental Representation) shall not be included in the aggregate Losses indemnifiable pursuant to Section 9.2(a), including for purposes of the calculation in Section 9.4(a).

(c)                                  Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 9.3(a) (other than with respect to a claim for indemnification as a result of any inaccuracy in or breach of any representation and warranty in Section 5.1 (Organization and Qualification), Section 5.2 (Authority), Section 5.4 (Valid Issuance; Listing) and Section 5.9

(Brokers) (collectively, the “Buyer Fundamental Representations”)) until the aggregate amount of all Losses in respect of indemnification under Section 9.3(a) (other than those with respect to any Buyer Fundamental Representation and other than those excluded pursuant to Section 9.4(d)) exceeds an amount equal to $3,840,000, in which event the Seller Indemnitees shall only be entitled to recover Losses in excess of such amount, subject to the other limitations set forth herein.

(d)                                 Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 9.3(a) (other than with respect to a claim for indemnification with respect to or by reason of any Buyer Fundamental Representation) for any particular Loss (including any series of related Losses) indemnifiable pursuant to Section 9.3(a) (other than those with respect to any Buyer Fundamental Representation), unless such Loss (including any series of related Losses) equals or exceeds the Per Claim Deductible, and any Losses (or series of related Losses) that are less than the Per Claim Deductible (other than those with respect to any Buyer Fundamental Representation) shall not be included in the aggregate Losses indemnifiable pursuant to Section 9.3(a), including for purposes of the calculation in Section 9.4(c).

(e)                                  The maximum liability of Seller (other than with respect to a claim for indemnification with respect to a breach of a Seller Fundamental Representation) with respect to Losses indemnifiable pursuant to Section 9.2(a) shall be $58,950,000; provided, that the maximum liability of Seller pursuant to this Article 9 shall not exceed $768,000,000.

(f)                                   The maximum liability of Buyer (other than with respect to a claim for indemnification with respect to a breach of a Buyer Fundamental Representation) with respect to Losses indemnifiable pursuant to Section 9.3(a) shall be $58,950,000; provided, that the maximum liability of Buyer pursuant to this Article 9 shall not exceed $768,000,000.

(g)                                  An Indemnifying Party (as defined below) shall be obligated to pay for the same Loss only once under this Article 9 even if a claim for indemnification in respect of such Loss has been made as a result of a breach of more than one representation, warranty, covenant or agreement contained in this Agreement.

(h)                                 For purposes of this Article 9, any inaccuracy in or breach of any representation or warranty, and any damages resulting therefrom, shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(i)                                     Subject to the provisions of this Section 9.4(i) the amount of any and all Losses shall be determined net of (i) any amounts in payment for Losses actually received by any of the Buyer Indemnitees or Seller Indemnitees, as applicable, (net of any related costs and expenses incurred in connection therewith, including the direct costs of premiums relating to any such insurance proceeds) under or pursuant to (x) any insurance coverage or storage tank fund, including the Virginia Petroleum Storage Tank Fund, the 2010 UPA, and all arrangements set forth on Schedule 3.10 and (y) any other indemnity or reimbursement arrangement or Contract, or from other collateral sources, including the Existing Purchase Agreements (collectively, “Alternative Arrangements”), and (ii) any Tax benefits arising from the incurrence or payment of the underlying obligations relating to such Losses actually realized for the year of such incurrence or payment.  The Buyer Indemnitees shall use commercially reasonable efforts to collect all amounts available and recoverable under any Alternative Arrangements and Seller shall provide reasonable cooperation to the Buyer Indemnitees undertaking such efforts, including by providing reasonable access to any documents, reports, data or other information in the possession of Seller required by the Buyer Indemnitees or any Alternative Arrangements; provided, however, that, (A) in no event, shall the expenditure of such efforts require the Buyer Indemnitees to expend any such efforts prior to submitting a claim for indemnification under this Agreement, (B) nothing provided herein shall require any Buyer Indemnitee to avail itself of any available policies of self-insurance other than any Alternative Arrangements, and (C) if Buyer seeks indemnification from Seller, Buyer shall provide Seller with documents and information directly related to such efforts and recovery, as reasonably requested by Seller.  For the avoidance of doubt, Seller shall not be liable for any Losses related to any breach of the representations and warranties set forth in Section 3.10 (Environmental Matters) unless and until the Buyer Indemnitees have exhausted their remedies under all Alternative Arrangements reasonably available to Buyer or any other Buyer Indemnitees, and thereafter, Seller shall only be responsible for the portion of any Losses that is not satisfied or covered by any reasonably available Alternative Arrangements (net of any related costs and expenses incurred in connection therewith, including the direct costs of premiums relating to any insurance proceeds) after satisfaction or payment of any deductible or retention thereunder; provided, however, that, in no event, shall the exhaustion of such remedies require the Buyer Indemnitees to exhaust any such remedies prior to submitting a claim for indemnification under this Agreement.  For purposes hereof, Buyer shall have satisfied the “exhaustion of remedies” of Alternative Arrangements as long as Buyer has commenced a Proceeding in pursuit of the Alternative Arrangements and Buyer prosecutes such Proceeding in good faith in an attempt to avail itself of the Alternative Arrangements; provided, however, that “exhaustion of remedies” shall not require Buyer to pursue or appeal any decision issued in connection with any Proceeding.

(j)                                    In any case where a Buyer Indemnitee recovers, under any Alternative Arrangements, any amount in respect of a matter for which such Buyer Indemnitee was, prior to such recovery, indemnified pursuant to Section 9.2, such Buyer Indemnitee shall promptly pay over to Seller any amount so recovered from Seller (after deducting therefrom the amount of the expenses incurred by such Buyer Indemnitee in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by Seller to or on behalf of such Buyer Indemnitee in respect of such matter and (ii) any amount actually expended by Seller in pursuing or defending any claim arising out of such matter that is indemnifiable as a Loss hereunder.

(k)                                 (i) The Buyer Indemnitees shall not be entitled to indemnification pursuant to Section 9.2 for any Loss to the extent that such Loss is reflected as a liability on the Latest Company Balance Sheet or reflected in the footnotes to the Company Financial Statements and (ii) the Seller Indemnitees shall not be entitled to indemnification pursuant to Section 9.3 for any Loss to the extent that such Loss is reflected as a liability on the Latest Buyer Balance Sheet or reflected in the financial statements of Buyer included in the Buyer SEC Documents, in each case of clauses (i) and (ii), only to the extent that amounts associated with such Loss are included therein.

(l)                                     Notwithstanding anything to the contrary herein, Seller shall not be obligated to indemnify the Buyer Indemnitees for any Loss with respect to any environmental matter or condition, including for any inaccuracy or breach of the representations and warranties in Section 3.10 (Environmental Matters), that is discovered or detected by any sampling, investigation, analysis or reporting unless: (i) such sampling, investigating, analysis or reporting is affirmatively required by Environmental Laws or by a Governmental Entity; (ii) such sampling, investigation, analysis or reporting is necessary to conduct in defense of a Third Party Claim (as defined below) against Buyer Indemnitees alleging that Hazardous Substances have migrated off of any Owned Real Property or Leased Real Property; or (iii) such sampling, investigation, analysis or reporting is conducted in connection with the bona fide construction or expansion of improvements by any Buyer Indemnitee at any Real Property undertaken in the ordinary course of business, and in such case only to the extent such sampling, investigation, analysis or reporting is consistent with industry practice.  Any indemnification of any of the Buyer Indemnitees with respect to any remediation, removal or cleanup, including any investigation, monitoring, or remedial obligations, shall be limited to such cost effective action that is required by Environmental Laws or by a Governmental Entity to attain compliance with minimum applicable remedial standards for continued use of the relevant property or facility as a gasoline fueling and service station and/or convenience store with gasoline fueling operations, employing, if appropriate, available or acceptable, permissible risk-based remedial standards and reasonable deed or use restrictions and institutional controls.

Section 9.5                                    Indemnification Procedures.  The party making a claim under this Article 9 is referred to as the “Indemnified Party”, and the party against whom such claim is asserted under this Article 9 is referred to as the “Indemnifying Party”.

(a)                                 Third Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any Proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually and materially prejudiced thereby. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may reasonably be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the conduct and control of the settlement or defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Party.  In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying

Party’s right to control the settlement and defense thereof.  The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of one counsel to the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, the Indemnified Party may, subject to Section 9.5(b), pay, compromise or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.  Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, such management employees of the non-defending party, information and testimony, and attending such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)                                 Settlement of Third Party Claims.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except to the extent such settlement does not provide for liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), and no such settlement shall be determinative of the Indemnifying Party’s obligations under this Article 9.

(c)                                  Direct Claims.  Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of the matter or circumstance alleged to give rise to such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually and materially prejudiced thereby.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount of the Loss that has been or may be reasonably sustained by the Indemnified Party.  The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.

Section 9.6                                    Subrogation.  In the event of payment by or on behalf of any Indemnifying Party to any Indemnified Party (including pursuant to this Article 9) in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such claim or demand against any claimant or plaintiff asserting such claim or demand.  Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost of such Indemnifying Party, in presenting any subrogated right, defense or claim.

Section 9.7                                    Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, and to the extent possible, first as an adjustment to the Cash Consideration, unless otherwise required by Law.

Section 9.8                                    Exclusive Remedies.  Except with respect to Section 8.2, the Parties acknowledge and agree that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims (other than claims for fraud on the part of a party in connection with the transactions contemplated by this Agreement, which such claims shall not be subject to any monetary or survival limitations set forth herein, and other than claims to enforce, or for breach of, Guaranteed Obligations pursuant to Section 10.19) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to or in any way arising from the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 9, and the Parties hereby waive any other statutory and common law remedies or claims.  Without limiting the generality of the foregoing, Buyer acknowledges and agrees that each Buyer Indemnitee’s right to indemnification under this Article 9 for any environmental matter, including for any breach or inaccuracy of the representations and warranties contained in Section 3.10 (Environmental Matters), shall constitute such Buyer Indemnitee’s sole and exclusive remedy against Seller with respect to any environmental matter, including any such matter arising under any Environmental Laws.  The Buyer Indemnitees hereby, except as specifically reserved under this Article 9, (a) waive any remedies or claims that may be available under Environmental Laws relating to the subject matter of this Agreement, and (b) release Seller from any claim, demand or liability with respect to any environmental matters relating to the subject matter of this Agreement, including any such claims arising under Environmental Laws.

ARTICLE 10
MISCELLANEOUS

Section 10.1                             Entire Agreement; Assignment.  This Agreement (a) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) shall not be assigned by any Party (whether by operation of Law or otherwise).  Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.1 shall be void.

Section 10.2                             Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (followed by overnight courier), delivery by a nationally recognized overnight courier or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

To Buyer or to the Company (after the Closing):

Susser Petroleum Partners LP

555 East Airtex Drive

Houston, Texas 77073

Attention: General Counsel

Facsimile:  (361) 693-3725

To Seller or Seller Gurantor:

Sunoco, Inc. (R&M)

10 Industrial Highway

North Loop Road

G Building, 2nd Floor

Lester, PA 19029

Attention: S. Blake Heinemann

Facsimile:  (610) 833-3415

with a copy (which shall not constitute notice to Seller or Seller Guarantor) to:

Sunoco, Inc. (R&M)

Suite LL, 1735 Market Street

Philadelphia, PA 19103-7583

Attention: General Counsel

Facsimile:  (877) 430-7249

Energy Transfer Partners

3738 Oak Lawn Avenue

Dallas, Texas 75219

Attention: General Counsel

To the Company:

Mid-Atlantic Convenience Stores, LLC
1011 Boulder Springs Drive, Suite 100
Richmond, Virginia 23225
Attention:                 Thomas M. Terry
Facsimile:                 (804) 706-4703

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 10.3                             Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

Section 10.4                             Fees and Expenses.  Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

Section 10.5                             Construction; Interpretation.  The term “this Agreement” means this Contribution Agreement together with the Schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof.  The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.  No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party.  Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; and (v) except as otherwise set forth in this Agreement, any accounting terms shall be given the definition thereof under GAAP.

Section 10.6                             Exhibits and Schedules.  All exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.  Any item disclosed in any Schedule referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement if the relevance of such disclosure to such other section is reasonably apparent.  The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 10.7                             Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.8                             Representation by Counsel.  Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and the documents referred to herein, and that it has executed the same upon the advice of such independent counsel.  Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation.  Therefore, the Parties waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 10.9                             Severability.  If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

Section 10.10                      Counterparts; Facsimile Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 10.11                      Knowledge of the Company.  For all purposes of this Agreement, the phrases “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean, as of the applicable date, the actual knowledge of the officers of the Group Companies at the time of the Closing (none of whom shall have any personal liability or obligations regarding such knowledge).

Section 10.12                      Limitation on Remedies.  Except in the case of fraud, no breach of any representation, warranty or covenant contained herein or in any certificate delivered pursuant to this Agreement shall give rise to any right on the part of Buyer or Seller, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

Section 10.13                      No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement, Buyer agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee or member of Seller or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of Seller or any current or future member of Seller or any current or future director, officer, employee or member of Seller or of any Affiliate or assignee thereof, as such, for any obligation of Seller under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 10.14                                  Waiver of Jury Trial.  Each Party hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions related hereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise.  Each Party hereby further agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the Parties may file a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

Section 10.15                      Jurisdiction and Venue.  Each of the Parties (i) submits to the exclusive general jurisdiction of the Court of Chancery for the State of Delaware (the “Chancery Court”) and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in any Proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such Proceeding may be heard and determined in any such court and (iii) agrees not to bring any Proceeding arising out of or relating to this Agreement in any other court.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any Proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto.  Each Party agrees that service of summons and complaint or any other process that might be served in any Proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 10.2.  Nothing in this Section 10.15, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law.  Each Party agrees that a final, non-appealable judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

Section 10.16                      Remedies.  Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  The Parties agree and acknowledge that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions.  It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Section 8.1, the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at Law or in equity.  Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.

Section 10.17                      Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 10.18                      Further Assurances.  Following the Closing, as and when requested by any Party and at such Party’s expense, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other Party may reasonably deem necessary to evidence and effectuate the transactions contemplated by this Agreement.

Section 10.19                      Seller Guarantor.

(a)                                 Seller Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Buyer the due, full and punctual payment and performance of all covenants, obligations, liabilities and agreements of Seller hereunder (the “Guaranteed Obligations”), subject to the terms and conditions hereunder. If, for any reason whatsoever, Seller shall fail or be unable to duly, punctually and fully pay or perform the Guaranteed Obligations, Seller Guarantor will forthwith pay and cause to be paid in lawful currency of the United States, or perform or cause to be performed, the Guaranteed Obligations. The foregoing obligation of Seller Guarantor constitutes a continuing guarantee of payment and performance, and is and shall be absolute and unconditional under any and all circumstances, including circumstances which might otherwise constitute a legal or equitable discharge of a guarantor and including any amendment, extension, modification or waiver of any of the Guaranteed Obligations or any insolvency, bankruptcy, liquidation or dissolution of Seller or any assignment thereby. Seller Guarantor hereby irrevocably waives (to the fullest extent permitted by applicable Law) notice of acceptance of this guaranty and notice of any liability to which it may apply, and waives promptness, diligence, presentment, demand or payment, protest, notice of dishonor or nonpayment, suit, filing objections with a court, any right to require proceeding first against Seller (including initiating a Proceeding against Seller), any right to require the prior disposition of the assets of Seller to meet any of its obligations hereunder or the taking of any other action by Buyer and the Buyer Group and all demands whatsoever. The guaranty set forth in this Section 10.19(a) will remain in full force and effect, and will be binding upon Seller Guarantor, until all of the Guaranteed Obligations have been satisfied.

(b)                                 Seller Guarantor hereby represents and warrants to Buyer that:

(i)                                     Seller Guarantor is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization;

(ii)                                  Seller Guarantor has all requisite limited partnership power and authority and has taken all limited partnership action necessary in order to execute, deliver and perform its obligations under this Agreement;

(iii)                               No material notices to, filings with, or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance of this Agreement. Neither the execution, delivery and performance by Seller Guarantor of this Agreement nor the consummation by Seller Guarantor of the transactions contemplated thereby will (A) conflict with or result in any breach of any provision of Seller Guarantor’s Governing

Documents, (B) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material Contract to which Seller Guarantor is a party, other than violations, breaches, accelerations or defaults which would not, or would not be reasonably likely to, have a material effect on Seller’s ability to execute, deliver and perform its obligations under this Agreement or (C) violate any material Law or Order of any Governmental Entity applicable to Seller Guarantor or any of its properties or assets; and

(iv)                              This Agreement has been duly executed and delivered by Seller Guarantor and is a valid and binding agreement of Seller Guarantor, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity.

*     *     *     *     *

IN WITNESS WHEREOF, each of the Parties has caused this Contribution Agreement to be duly executed on its behalf as of the day and year first above written.

COMPANY:

MID-ATLANTIC CONVENIENCE STORES, LLC

By:	/s/ Robert W. Owens
	Name:	Robert W. Owens
	Title:	President and Chief Executive Officer

SIGNATURE PAGE TO CONTRIBUTION AGREEMENT

SELLER:

ETC M-A ACQUISITION LLC

By: :	/s/ Robert W. Owens
	Name:	Robert W. Owens
	Title:	Chief Executive Officer

SIGNATURE PAGE TO CONTRIBUTION AGREEMENT

BUYER:

SUSSER PETROLEUM PARTNERS LP

By:	Susser Petroleum Partners GP LLC,
its general partner

By:	/s/ Mary E. Sullivan
Name: Mary E. Sullivan
Title: Executive Vice President, Chief Financial Officer and Treasurer

SIGNATURE PAGE TO CONTRIBUTION AGREEMENT

Solely with respect to Section 10.19 and the other provisions related thereto:

SELLER GUARANTOR:

ENERGY TRANSFER PARTNERS, L.P.

By:	Energy Transfer Partners GP, L.P.,
its general partner

By:	Energy Transfer Partners, L.L.C.
its general partner

By:	/s/ Martin Salinas, Jr.
	Name:	Martin Salinas, Jr.
	Title:	Chief Financial Officer

SIGNATURE PAGE TO CONTRIBUTION AGREEMENT